Exhibit 10.6
Cdn. $750,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of February 10, 2011

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Among
Cascades Inc.
Cascades USA Inc.
Cascades Europe SAS
(as Borrowers)
— and —
National Bank Financial Inc.
Scotia Capital
(as Co-Lead Arrangers and Joint Bookrunners)
— and —
National Bank of Canada
(as Administrative Agent)
— and —
The Bank of Nova Scotia
(as Collateral Agent and Syndication Agent)
— and —
Canadian Imperial Bank of Commerce
Caisse centrale Desjardins
Wells Fargo Capital Finance Corporation Canada
(as Co-Documentation Agents)
— and —
The Lenders
from Time to Time Party Hereto
McCarthy Tétrault LLP

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-iii-

-iv-

-v-

AMENDED AND RESTATED CREDIT AGREEMENT
This Agreement is made as of February 10, 2011 among Cascades Inc., a corporation incorporated under the laws of the province of Quebec (“Cascades”), Cascades USA Inc., a corporation incorporated under the laws of the State of Delaware (“Cascades US”) and Cascades Europe SAS, a corporation incorporated under the laws of France (“Cascades Europe”) (each a “Borrower” and, collectively the “Borrowers”), National Bank of Canada, a Canadian bank, as administrative agent, The Bank of Nova Scotia, a Canadian bank, as collateral agent, and each of the financial institutions having executed this Agreement as Lender.
Recitals
A.	Pursuant to a credit agreement dated as of December 29, 2006 (as amended prior to the date hereof, the “Initial Credit Agreement”), the Lenders agreed to make available (i) to the Borrowers a 5-year revolving facility in a principal amount of $650,000,000, (ii) to Cascades a 6-month additional revolving facility in a principal amount of $100,000,000 (which has been terminated and repaid prior to the date hereof), and (iii) to Cascades a term loan in a principal amount of $100,000,000.

B.	Each of the Borrowers other than Cascades is a Subsidiary of Cascades.

C.	The Borrowers and the Lenders wish to amend the Initial Credit Agreement for the purposes of, among other things, (i) increasing to $750,000,000 the existing $650,000,000 revolving credit facility and extending its maturity until February 10, 2015, (ii) consolidating the existing term loan into the revolving credit facility, (iii) changing the pricing applicable to the revolving credit facility, and (iv) amending certain other provisions of the Initial Credit Agreement, including in relation to the Security and the negative and financial covenants.

D.	The amendments agreed on by the parties also include the replacement of The Bank of Nova Scotia as administrative agent by National Bank of Canada and the termination of the role of National Bank of Canada as co-administrative agent, except that The Bank of Nova Scotia will continue to act as collateral agent for the purposes of the Security.

E.	Upon this Agreement becoming effective, (i) the Commitments of the Exiting Lenders (as defined in Section 1.2) will be reduced to zero and all Borrowings and other amounts owing to the Exiting Lenders will be repaid, and (ii) the remaining outstanding Borrowings under the Initial Credit Agreement will be allocated among the remaining Lenders in the proportions of their Commitments under this Agreement.
Therefore, the parties agree as follows:

Article 1 — Interpretation
1.1 Amendment and Restatement
     The Initial Credit Agreement is hereby amended and restated in its entirety, without novation of the Initial Credit Agreement and without derogation of the rights and obligations of the parties thereunder (save as amended hereunder). However, from the Effective Date, this Agreement will evidence the agreement of the parties with respect to the matters which are the subject of the Initial Credit Agreement and this Agreement.
1.2 Definitions
     In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below or in the preamble (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa).
     “Acceptance” means:
(a)	in respect of a Lender who is a bank that customarily accepts bankers’ acceptances, at such Lender’s discretion, either a depository bill subject to the Depository Bills and Notes Act (Canada) or a bill of exchange subject to the Bills of Exchange Act (Canada), in each case, drawn by Cascades on and accepted by such Lender; and

(b)	in respect of any other Lender, a promissory note bearing no interest, made by Cascades to such Lender;
     “Adjusted Consolidated Basis” means, in relation to Cascades, a consolidation that excludes all Persons who are not Credit Parties;
     “Administrative Agent” means National Bank of Canada or any successor administrative agent appointed pursuant to Section 18.13;
     “Administrative Agent’s Office” means the office of the Administrative Agent designated by it from time to time as its administrative office for the purposes hereof, after notice to the Lenders;
     “Affiliate” means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;
     “Agents” means collectively the Administrative Agent and the Collateral Agent;
     “Applicable Margin (or Rate)” means a margin (or rate) determined in accordance with Schedule “A”;
     “Borrowing Base” means the amount (expressed in Dollars) determined by the Administrative Agent as being the sum of:

(a)	80% of the book value of the trade accounts receivable of the Credit Parties which are subject to the Security and are owed by customers located in Canada, the United States and Europe, but excluding accounts that have been outstanding for more than 90 days, accounts owed by Credit Parties, accounts subject to set-off, accounts in dispute and doubtful accounts, provided that,
(i)	such 80% percentage will be increased to 90% for accounts receivable insured for at least 90% of their amounts by Export Development Canada or another credit insurer acceptable to the Majority Lenders but on the condition that the Collateral Agent be named as loss payee under the related policy,

(ii)	if a Securitization or Factoring Program is in effect, the accounts receivable which are subject (in whole or in part) to such program will be excluded from the Borrowing Base (as provided in Section 13.3(b)(iv)) and the aggregate of the amounts determined pursuant to paragraphs (b) and (c) below will be included in the Borrowing Base only up to 300% of the amount determined under paragraph (a);
(b)	60% of the book value of the inventory of the Credit Parties which is subject to the Security and is located in Canada, the United States and Europe, but excluding work in process; and

(c)	the lesser of $320,000,000 and 60% (rounded upwards to the next $5,000,000) of the market value of the Charged Fixed Assets;
less the excess of (i) a reasonable estimate of the aggregate of all amounts owing to creditors (including governments) whose claims are secured or protected by a Lien capable of ranking pari passu with or prior to the Security with respect to such accounts receivables and inventory, over (ii) $10,000,000;
     “Borrowings” means the Prime Rate Loans, the US Base Rate Loans, the Acceptances, the Libor Loans, the European Loans and the Letters of Credit;
     “Branch of Account” means, with respect to any Tranche of the Facility, a branch of a bank where the Administrative Agent has established an account for such Tranche, in each case as may be designated by the Administrative Agent from time to time as the applicable branch of account, after consultation with the applicable Borrower, it being understood that unless otherwise agreed between the Administrative Agent and the Borrower under Tranche C, the Branch of Account for such Tranche will be located in Canada;
     “Business Day” means a day on which banks are open for business in Montreal and in Toronto, excluding Saturday and Sunday; where such term is used in the context of a US Base Rate Loan, such day must also be a day on which banks are open for business in New York City (and in Paris in the case of a US Base Rate Loan under Tranche C) and where such term is used in the context of a Libor Loan or an European Loan, such day must also be a day on which banks are open for business in London, England, in Paris and in the city where the applicable Branch of Account is located;
     “Cascades Indenture” refers collectively to (i) the Cascades Indenture and the Norampac Indentures (as defined on December 29, 2006 in the Initial Credit Agreement), (ii) the indenture dated December 3, 2009 for the $200,000,000 7 3/4% notes of Cascades due in 2016, as amended and supplemented from time to time, (iii) the indenture dated December 3, 2009 for the US$500,000,000 7 3/4% notes of Cascades due in 2017, as amended and supplemented from time to time, (iv) the indenture dated December 23, 2009 for the US$250,000,000 7 7/8% notes of Cascades due in 2020, as amended and supplemented from time to time, and (v) any other indenture or instrument providing for the issue or incurrence of Funded Debt the proceeds of which are used to refinance any of the notes issued under the indentures referred to in clauses (i) to (iv) inclusively or for any other general corporate purposes provided that such Funded Debt has a stated maturity falling beyond the Facility Maturity Date;
     “CDOR Rate” means, for any day, the arithmetic average of the Dollar bankers’ acceptances offered discount rates for the applicable period which appear on the Reuters service at 10:00 a.m., or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers’ acceptances discount rate of the Administrative Agent for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day;
     “Charged Fixed Assets” means the fixed assets of the Credit Parties which are subject to the Security in accordance with Section 10.3;
     “Collateral Agent” means The Bank of Nova Scotia or any successor collateral agent appointed pursuant to Section 18.13;
     “Commitment” means, with respect to each Lender, its proportion (expressed as a percentage or as an amount, as the case may be) of the amount of the Facility or, as the case may be, of any of Tranche A, Tranche B or Tranche C, as specified opposite its name on the signature pages of this Agreement, subject however to any readjustment resulting from an increase or a reduction in the amount of the Facility, a change in the amount of any Tranche or from an assignment of Commitment made pursuant to this Agreement;
     “Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares or other rights carrying more than 50% of the voting power in the election of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person;

     “Corporate Structure Chart” means the corporate and capital structure of Cascades and its Subsidiaries and the other information relating to them, as described in the chart dated as of the date of this Agreement to be delivered by Cascades pursuant to Section 9.1;
     “Credit Documents” means this Agreement, the Security Documents, any note issued pursuant to Section 20.6 and any other present and future document relating to any of the foregoing, in each case, as amended, supplemented or restated;
     “Credit Parties” means each of the Borrowers and their Subsidiaries, but excluding (i) Persons in which investments are classified under GAAP as joint ventures or minority investments, (ii) Cascades Recovery Inc. and its Subsidiaries until such time as all shares of Cascades Recovery Inc. carrying voting power in all circumstances are owned by Cascades or a wholly-owned Subsidiary thereof, (iii) Reno de Medici S.p.A. and its Subsidiaries until such time as all shares of Reno de Medici S.p.A. carrying voting power in all circumstances are owned by Cascades or a wholly-owned Subsidiary thereof, and (iv) 27102009 USA Inc. and its Subsidiaries until such time as all shares of 27102009 USA Inc. carrying voting power in all circumstances are owned by Cascades or a wholly-owned Subsidiary thereof;
     “Default” means any event or circumstance which constitutes an Event of Default or which, with the passage of time, the giving of a notice or both, would constitute an Event of Default;
     “Designated Subsidiaries” means the Subsidiaries of Cascades (other than a Borrower) designated as Designated Subsidiaries pursuant to Section 1.3;
     “Discount Rate” means on any day,
(a)	in respect of any Acceptance accepted by a Lender that is a Canadian Schedule I bank, the CDOR Rate on such day for the applicable period; and

(b)	in respect of any Acceptance to which clause (a) does not apply, the lesser of (x) the discount rate of such Lender in effect at or about 10:00 a.m. on the relevant date for bankers’ acceptances (or equivalent instruments if such Lender does not customarily accept bankers’ acceptances) of such Lender for a period comparable to the period of such Acceptance and (y) the CDOR Rate plus 0.10%, provided that for greater certainty such latter rate will apply to any Lender that does not have a discount rate as contemplated in (x);
     “Discounted Proceeds” means , with respect to any issue of Acceptances, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated by multiplying:
(a)	the aggregate face amount of such Acceptances; by

(b)	the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)	the Discount Rate applicable to such Acceptances (expressed as a decimal); and

(ii)	a fraction, the numerator of which is the number of days in the period of such Acceptances and the denominator of which is 365;
     with the price as so determined being rounded up or down to the fifth decimal place and ..000005 being rounded up;
     “Distribution” means any payment in cash or in kind that provides an income (including interest or dividend) or a return on, or constitutes a distribution or redemption of, the equity or capital of a Person (other than by way of the issuance of new equity interests);
     “Dollar” and the symbol $ mean lawful money of Canada;
     “EBITDA” means, with respect to Cascades, the net income of Cascades for the rolling four-quarter period ending on the date that EBITDA is determined, plus the following items, to the extent such items have been deducted in calculating net income:
(a)	Interest Expense;

(b)	income taxes;

(c)	depreciation;

(d)	non-cash compensation expenses for grants of performance shares or stock options to the extent same are not redeemable for cash;

(e)	non-cash restructuring charges or reserves, including in relation to severance and termination costs, pension settlement, future lease commitments, consolidation of facilities and employee relocation costs; and

(f)	other non-cash items, including resulting from amortization, write-up, write-down or write-off of any kind of tangible assets (other than inventory) or intangible assets (including goodwill and deferred financing costs), but to the extent that they do not represent an accrual of or reserve for cash expenditures in any future period;
minus the following item:
(g)	cash payments made during such period in respect of non-cash items referred to above which had been added to net income during a prior period;
provided that net income is calculated excluding:
(h)	the equity of Cascades in the net income of any other Person that is not a Credit Party to the extent same has not been distributed in cash to a Credit Party by way of Distributions (it being understood that all cash dividends received by a Credit Party from non-Credit Parties are included in its net income;
(i)	gains or losses arising from (i) the translation of any long-term debt payable in a foreign currency, (ii) Hedging Agreements, (iii) any refinancing, repurchase or extinguishment of Funded Debt, and (iv) extraordinary, unusual or non-recurring items not otherwise dealt with in the definition of EBITDA including fees and expenses relating to any event or transactions giving rise to such items;

(j)	non-cash items that will not result in the receipt of cash payments in any future period; and

(k)	the net income of any Subsidiary to the extent that the payment of Distributions of net income by that Subsidiary is not at the date of determination permitted (i) without prior governmental approval (that has not been obtained), or (ii) pursuant to the terms of its constitutive documents or any agreement, order, law or regulation applicable to such Subsidiary or its shareholders;
     “Effective Date” means the date this Agreement becomes effective as provided in the first sentence of Section 9.1;
     “Environmental Laws” shall mean all laws, rules and regulations, and any orders or legally binding policies, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;
     “ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time;
     “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the US Revenue Code of which any Credit Party is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the US Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the US Revenue Code, described in Section 414(m) or (o) of the US Revenue Code of which any Credit Party is a member;
     “European Loan” means a Loan denominated in Euros, Swedish Kronor or British Pounds and bearing interest at the European Rate, plus the Applicable Margin;
     “European Rate” means, for any day, the annual rate of interest for deposits in Euros, Swedish Kronor or British Pounds (as applicable) with a term of 30 days in the Paris, London or Stockholm (respectively) interbank market which is shown on the applicable page of the Reuters Service as of 11:00 a.m. (Paris, London or Stockholm time, as applicable) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided however that if such rate is not available, then the European Rate for any day will be the rate announced by the Swingline Lender under Tranche C as being its rate for similar deposits then in effect on the relevant day, provided further that the Swingline Lender under Tranche C and the Borrower concerned may agree on an alternate reference rate for the determination of the European Rate;
     “Exiting Lenders” means each of Deutsche Bank AG, Canada Branch, JPMorgan Chase Bank, N.A., Toronto Branch and Société Générale (Canada Branch);
     “Facility” means the revolving facility made available to the Borrowers pursuant to Section 2.1, by way of Tranche A, Tranche B and Tranche C;
     “Facility Maturity Date” means the fourth anniversary date of this Agreement, or the fifth anniversary date of this Agreement if an extension of the term of the Facility has been agreed on pursuant to Section 2.14;
     “Funded Debt” means, with respect to a Person, and without duplication, all obligations that under GAAP should be classified on such Person’s balance sheet as liabilities or to which reference should be made by footnotes thereto, (i) including, whether or not so classified, Guarantees and Liens granted in respect of Funded Debt of another Person, but (ii) excluding Subordinated Debt, future income taxes, employees future benefits, the negative market value of unrealized losses on financial Hedging Agreements, assets retirement obligations, deferred revenues, as well as trade accounts payable, obligations under operating leases and all other accrued obligations and liabilities incurred in the ordinary course of business;
     “Funded Debt to Capitalization Ratio” means the ratio of Funded Debt to the sum of Funded Debt and shareholders’ equity (with shareholders’ equity being calculated including Subordinated Debt), provided that for the purposes of calculating this ratio:
(a)	the mark-to-market value of Hedging Agreements relating to obligations for monies borrowed or raised in US Dollars (i) if positive, will be deducted from Funded Debt and (ii) if negative, will be included in Funded Debt;

(b)	preferred shares redeemable in cash at the option of the issuer with no possibility of redemption prior to the Facility Maturity Date or convertible in shares of another class at the option of the issuer or holder thereof may be included in shareholders’ equity (and excluded from Funded Debt) even if they are treated as liabilities under GAAP; and

(c)	other adjustments in shareholders equity as a result of changes in GAAP coming into effect on January 1, 2011 will not reduce shareholders equity for the portion thereof that is not in excess of $225,000,000;
     “GAAP” means generally accepted accounting principles in Canada (including the International Financing Reporting Standards to the extent applicable) which are in effect from time to time (subject however to Section 1.5(b));

     “Guarantee” means any obligation or arrangement, contingent or not, directly or indirectly (i) guaranteeing any liability or indebtedness of any Person, or (ii) protecting a creditor of any Person from a loss in respect of any such liability or indebtedness, or (iii) intended to ensure that any Person will maintain certain financial conditions such as financial ratios or solvency or liquidity requirements, or (iv) having the same economic effect as any of the foregoing;
     “Hedging Agreement” means any foreign exchange contract, interest rate hedging contract and any other financial contract or arrangement capable to protect a Credit Party against fluctuations in currencies, interest rates or commodities;
     “Hedging Creditor” has the meaning given to such term in Section 10.5;
     “Initial Credit Agreement” has the meaning given to such term in the Recitals;
     “Interest Coverage Ratio” means the ratio of EBITDA to Interest Expense for the period EBITDA has been calculated;
     “Interest Expense” means, for any period, the aggregate amount of interest and other financing expenses during such period, net of interest income, in each case determined in accordance with GAAP, but (i) including interest and other financing charges which have been capitalized, but however (ii) excluding amortization of financing expenses and debt discount or premium, deferred gains or losses on the translation of any long-term debt payable in foreign currency or non-recurrent upfront and financing costs, and (iii) also excluding unrealized gains or losses arising from Hedging Agreements, and (iv) excluding any gain or loss arising from any refinancing, repurchase or extinguishment of Funded Debt;
     “Issuing Lender” means, in respect of any Tranche, the Lender who is the Swingline Lender under such Tranche, provided that the Borrower concerned will be entitled with the consent of the Administrative Agent to replace an Issuing Lender by another Lender who has a Commitment under the applicable Tranche and is willing to issue Letters of Credit;
     “Lender” means each of the Persons having executed this Agreement as Lender and any other Person who becomes a Lender pursuant to an assignment or a designation made in accordance with Section 20.4 or Section 20.5;
     “Letter of Credit” means a documentary or standby letter of credit or a letter of guarantee issued pursuant to this Agreement;
     “Libor” means, with respect to any Libor Loan, the annual rate of interest determined by the Administrative Agent as being the average (rounded upwards to the nearest multiple of 1/16%) of the rates for deposits in US Dollars or in Euros (as applicable) in the London interbank market which is shown on the applicable page of the Reuters service as of 11:00 a.m. (London, England time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period, or if such rate is not available, the annual rate (rounded up to the nearest 1/16%) which the Administrative Agent is prepared to offer in the London interbank market for taking deposits in U.S. Dollars or Euros (as applicable) at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period;
     “Libor Loan” means a loan denominated in US Dollars or in Euros bearing interest at Libor for US Dollars or Euros, as applicable, plus the Applicable Margin;
     “Lien” means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the right of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;
     “Majority Lenders” means any group of Lenders whose Commitments amount in the aggregate to more than 50% of the aggregate amount of the Facility;
     “Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect;
     “Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities (absolute or contingent) or prospects of the Credit Parties taken as a whole, (ii) a material adverse effect on the ability of Cascades or of the Credit Parties taken as a whole to perform their obligations under any Credit Document, or, (iii) a material impairment of the rights or remedies of the Lenders under any Credit Document;
     “Net Tangible Assets” means, in respect of Cascades, total assets, after deducting current liabilities and non-controlling interests, and less, to the extent otherwise included in total assets, the amounts of (without duplication) (i) reevaluations and other write-ups of assets subsequent to December 31, 2010, and (ii) goodwill and other intangible assets, in each case calculated on an Adjusted Consolidated Basis;
     “Non-Designated Subsidiaries” means the Subsidiaries of Cascades (other than Borrowers and non-Credit Parties) that are not Designated Subsidiaries;
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA;
     “Permitted Liens” means:
(a)	Liens imposed or arising by operation of law, in each case, in respect of obligations which have not been enforced or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

(b)	pledges or deposits made in the ordinary course of business in connection with bids, or tenders or to obtain performance bonds or to comply or ensure compliance with the requirements of any law or regulation applicable to a Credit Party or its business or assets;
(c)	Liens granted by Credit Parties incorporated in a member state of the European Union on their accounts receivable and inventory not subject to the Security and securing credit facilities made available to such Credit Parties in an aggregate amount at any time not exceeding $25,000,000;

(d)	Liens (other than Liens permitted pursuant to paragraph (e) below) securing obligations incurred in connection with the purchase or the lease of any real or immovable property, improvement thereto and equipment or securing any renewal, extension or replacement of such obligations, provided that any such Lien charges only the property so purchased or leased and for an amount not in excess of the related obligation and that the aggregate of all outstanding amounts secured by such Liens does not at any time exceed for all Credit Parties the greater of $125,000,000 and 5% of the Net Tangible Assets of Cascades and provided further that no such property is part of Charged Fixed Assets or is material to the operations of such assets;

(e)	Liens existing on the date hereof and listed in the Permitted Liens list dated February 10, 2011 delivered to the Administrative Agent concurrently with the execution of this Agreement, and any renewal, extension or replacement of any such Lien provided that no such renewal, extension or replacement may extend to property other than that initially charged by such Lien and that the aggregate of all outstanding amounts secured by Liens permitted under this paragraph does not at any time exceed $50,000,000 and provided further that no property charged by such Liens is part of Charged Fixed Assets or is material to the operation of such assets (except for the Lien in favour of Investissement Québec on equipment located in the plant mentioned in Section 10.3(d) to the extent such Lien only secures a loan made prior to the date hereof the outstanding balance of which is not in excess of $3,750,000);

(f)	Liens securing loans and advances made by a Credit Party to another Credit Party, provided such loans and advances are subject to the Security;

(g)	Liens securing obligations under a Securitization or Factoring Program, provided that such Liens charge only accounts receivable sold pursuant to such program; and

(h)	Liens by way of deposits or pledges of segregated property consisting of cash and cash equivalent (including marketable securities) to secure obligations under Hedging Agreements to counterparties other than Hedging Creditors provided that the aggregate value of the property subject to such Liens does not at any time exceed $25,000,000;
     “Person” means any natural person, legal person, corporation, company, partnership, joint venture, unincorporated organization, business trust or any other entity;

     “Plan” means an employee benefit or other plan established or maintained by a Credit Party or any ERISA Affiliate and that is covered by Title IV of ERISA;
     “Prime Rate” means, for any day, the greater of:
(a)	the annual rate of interest established by the Administrative Agent (or the Swingline Lender concerned where Section 2.8 applies) as being its reference rate then in effect for determining interest rates for commercial loans denominated in Dollars made in Canada; and

(b)	the CDOR Rate for bankers’ acceptances with a period of one month, plus 0.75%;
     “Prime Rate Loan” means a loan denominated in Dollars bearing interest at the Prime Rate, plus the Applicable Margin;
     “Securitization or Factoring Program” means any securitization or factoring program providing for the sale of accounts receivable of any Credit Party, provided for greater certainty that no such program may permit borrowings against the value of accounts receivable;
     “Security” means the security, the guarantees and the loss payee designations contemplated in Article 10;
     “Security Documents” means any document or agreement evidencing or relating to the Security, including any subordination agreement contemplated herein;
     “Solvent” means, with respect to any Person, that as of the date of determination such Person is “solvent” within the meaning given to that term and similar terms under applicable corporations laws or laws relating to voidable transactions or fraudulent transfers or conveyances;
     “Subordinated Debt” means any debt of Cascades which is fully subordinated and postponed to the obligations of the Credit Parties to the Lenders and the Hedging Creditors under the Facility and the Hedging Agreements, and that the Administrative Agent, acting with the consent of the Majority Lenders, has agreed in writing to consider as such for the purposes of this Agreement;
     “Subsidiary” means a Person that is under the Control of another Person;
     “Swingline Lender” means, in respect of Tranche A, The Bank of Nova Scotia as Lender, in respect of Tranche B, Comerica Bank as Lender, and in respect of Tranche C, BNP Paribas as Lender, provided that the Borrower concerned will be entitled with the consent of the Administrative Agent to replace a Swingline Lender by another Lender who agrees to become a Swingline Lender and has a Commitment under the applicable Tranche;
     “Tranche” means any of Tranche “A”, Tranche “B” and Tranche “C”; “Tranche A” means the portion of the Facility made available to Cascades as provided in Section 2.1; “Tranche B” means the portion of the Facility made available to Cascades US as provided in

Section 2.1; “Tranche C” means the portion of the Facility made available to Cascades Europe as provided in Section 2.1;
     “US Base Rate” means, for any day, the greater of:
(a)	the annual rate of interest established by the Administrative Agent (or the Swingline Lender concerned where Section 2.8 applies) as being its reference rate then in effect for determining interest rates for commercial loans denominated in US Dollars made in Canada (in the case of US Base Rate Loans made under Tranche A) or made in New York City (in the case of US Base Rate Loans made under Tranches B and C);

(b)	the federal funds effective rate in effect on such day (and if such day is not a Business Day, then on the preceding Business Day), plus 0.50%; the term “federal funds effective rate” means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Administrative Agent is prepared to offer, at approximately 9:00 a.m. on such day, for overnight deposits in US Dollars in New York; and

(c)	but only in the case of US Base Rate Loans made under Tranche B and C, the Libor that would apply on such day for a period of one month, plus 1.00%;
     “US Base Rate Loan” means a loan denominated in US Dollars and bearing interest at the US Base Rate, plus the Applicable Margin;
     “US Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States, as amended from time to time;
1.3 Designated Subsidiaries
(a)	The Subsidiaries of Cascades listed in Schedule “B” hereof are hereby designated as Designated Subsidiaries.

(b)	Cascades may designate any other of its Subsidiaries that is a Credit Party (other than a Borrower) as a Designated Subsidiary upon giving prior notice to the Agents specifying the date of effectiveness of the designation (which must be not less than 30 days after the date of the notice). Any such designation will be effective on the date specified in the notice and no such designation may be cancelled or revoked.

(c)	Each Designated Subsidiary must be at all times a wholly-owned Subsidiary of Cascades and must provide Security as and to the extent required by Article 10.

(d)	Cascades covenants and agrees that the Non-Designated Subsidiaries will include no Subsidiary of Cascades who is directly or indirectly liable for the payment of obligations under the Cascades Indenture or Funded Debt issued thereunder.

(e)	Notwithstanding Section 1.3(c), Cascades may designate Cascades Recovery Inc. (and any Subsidiary thereof) as a Designated Subsidiary once Cascades Recovery Inc. becomes a Credit Party regardless of the fact that Cascades Recovery Inc. may not be at such time or thereafter a wholly-owned Subsidiary of Cascades.
1.4 Currency Conversions
     Where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined, the calculation is made at the spot rate announced or quoted by the Bank of Canada in accordance with its normal practices at or around noon on the previous Business Day for the relevant currency against the other currency.
1.5 GAAP, Calculations and Historical Adjustments
(a)	Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under GAAP; (ii) calculations must be made and financial statements must be prepared in accordance with GAAP insofar as applicable, and (iii) financial ratios must be calculated on an Adjusted Consolidated Basis.

(b)	In the event of a change in GAAP having a material effect on the intent or the application of the provisions of this Agreement which are of a financial nature, Cascades and the Administrative Agent, at the request of either of them, will use reasonable efforts to negotiate amendments to the affected provisions in order to preserve their original intent or to facilitate their application provided that all such amendments will be subject to Article 19. Should no such amendments be agreed on by Cascades and the Majority Lenders within 120 days from any such request, then the affected provisions will be applied as if the change in GAAP giving rise to the request had not occurred.

(c)	If any business is acquired, discontinued or disposed of during any period in respect of which EBITDA or Interest Expense has to be calculated, the historical financial results of such business will be included or excluded (as applicable) in the relevant calculations for that period as if the acquisition, disposition or discontinuance had occurred on the first day of said calculation period, but with such adjustments to said historical results as may be made by Cascades and are acceptable to the Majority Lenders.
1.6 Time
     Except where otherwise indicated, any reference to time means local time in Montreal.

1.7 Headings and Table of Contents
     The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.
1.8 Governing Law and Jurisdiction
(a)	This Agreement is governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

(b)	Any legal proceedings arising out of this Agreement may be instituted in the Superior Court of the district of Montreal (Quebec) and the parties submit to the non-exclusive jurisdiction of such Court.
1.9 Previous Agreements
     This Agreement supersedes any previous agreement in connection with the Facility.
1.10 Inconsistency
     In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.
Article 2 — The Facility
2.1 The Facility
     The Lenders, individually, and not solidarily (and not jointly and severally), agree to make available to the Borrowers a revolving credit facility (the “Facility”) in an aggregate maximum amount at any time not exceeding the total of the Commitments in effect at such time. As of the date hereof, the Commitment of each Lender under the Facility is as specified opposite its name on the signature pages of this Agreement and the collective Commitments of the Lenders with respect to the Facility aggregate to $750,000,000. The Facility will be available in three tranches, Tranche A, Tranche B and Tranche C, as follows:
(a)	Tranche A, initially in the amount of $550,000,000, will be available to Cascades in the proportion as to each Lender of its Commitment under Tranche A;

(b)	Tranche B, initially in the amount of $100,000,000, will be available to Cascades US in the proportion as to each Lender of its Commitment under Tranche B; and

(c)	Tranche C, initially in the amount of $100,000,000, will be available to Cascades Europe in the proportion as to each Lender of its Commitment under Tranche C.

2.2 Reallocation among Tranches
(a)	Upon giving not less than ten Business Days prior notice to the Administrative Agent, Cascades may change the allocations among Tranches set forth in Section 2.1 (and, accordingly, the resulting available amounts of Tranche A, Tranche B and Tranche C), in multiples of $5,000,000;

(b)	Any reallocation will result in a corresponding adjustment in the amounts of the Commitments of the Lenders under Tranche A, Tranche B and Tranche C, in order that the percentage of each Lender’s Commitment under any Tranche be in the same percentage as under the Facility;

(c)	Reallocations will be effective on the first Business Day of the quarter following the expiry of said ten-day notice period. Any reallocation will remain in effect until the effective date of any subsequent reallocation replacing same;

(d)	No reallocation will be effective if, after giving effect thereto, the outstanding Borrowings under any Tranche would exceed on the intended effective date of such reallocation the intended new amount of such Tranche.
2.3 Purpose and Nature of the Facility
(a)	The Borrowers will use the Facility for general corporate purposes.

(b)	The Facility will revolve and, accordingly, Borrowings may be obtained, repaid and re-borrowed by the Borrowers under any Tranche until the Facility Maturity Date.
2.4 Borrowing Options
(a)	Borrowings may be obtained by Cascades under Tranche A in the form of:
(i)	Prime Rate Loans;

(ii)	Acceptances;

(iii)	US Base Rate Loans;

(iv)	Libor Loans in US Dollars or Euros; and

(v)	Letters of Credit;
(b)	Borrowings may be obtained by Cascades US under Tranche B in the form of:
(i)	US Base Rate Loans;

(ii)	Libor Loans in US Dollars; and

(iii)	Letters of Credit;
(c)	Borrowings may be obtained by Cascades Europe under Tranche C in the form of:
(i)	Libor Loans in US Dollars or Euros;

(ii)	US Base Rate Loans;

(iii)	Letters of Credit; and

(iv)	European Loans, but only with the Swingline Lender under Tranche C.
2.5 Borrowing Base Limitations
     The Borrowers must ensure that the aggregate amount of all outstanding Borrowings (expressed in Dollars) will not at any time exceed the lesser of (i) the amount at such time of the Facility, and (ii) the Borrowing Base. Accordingly, no Borrower may request a Borrowing if the making of such Borrowing would result in such limit being exceeded.
2.6 Borrowings Proportionate to Commitments
     Each Borrowing will be made through the Administrative Agent at the applicable Branch of Account and will be allocated by the Administrative Agent among the Lenders approximately in the proportion of their respective Commitments under the relevant Tranche subject however to the provisions of Section 2.8 (Swingline Utilizations) and of Article 5 (Letters of Credit).
2.7 Notice of Borrowings
     To obtain a Borrowing (other than a Letter of Credit), the Borrower concerned must give a notice to the Administrative Agent specifying:
(a)	the applicable Tranche and the selected form of Borrowing;

(b)	the amount of the Borrowing, with a minimum of (i) $5,000,000 (or US$5,000,000 or Euros 5,000,000 as the case may be) per Borrowing (other than Borrowings under Tranche B and Tranche C) and (ii) $2,000,000 (or US$2,000,000 or Euros 2,000,000 as the case may be) per Borrowing under Tranche B and Tranche C;

(c)	the date of the Borrowing, which must be a Business Day; and

(d)	to the extent applicable, the period of the Borrowing.
The notice must be given by telephone not later than 11:00 a.m. two Business Days prior to the Borrowing, except in the case of a Libor Loan where the notice must be given not later than 10:00 a.m. three Business Days prior to the date of such Libor Loan. Each telephone notice must be followed by a written confirmation on the same date, in the form of Schedule “B” or in any other manner as may be agreed between the Administrative Agent and the relevant Borrower.
2.8 Swingline Utilizations
(a)	The notice and minimum amount requirements otherwise applicable to Borrowings do not apply to Borrowings in the form of Prime Rate Loans, US Base Rate Loans or European Loans (as applicable) obtained from any Swingline Lender by way of overdrafts in accounts opened and pursuant to agreements made for such purposes with the applicable Swingline Lender, up to a maximum outstanding amount not exceeding $50,000,000 in Tranche A, $35,000,000 in Tranche B and $30,000,000 in Tranche C (subject however, in the case of Tranche C, to such currency sublimits as may be agreed upon between the Borrower concerned and the Swingline Lender). Any cheque or payment instruction or debit authorization from the Borrower concerned and resulting in an overdraft in any such account will be deemed to be a request for such a Borrowing, in an amount that is sufficient to cover the overdraft.

(b)	Such accounts may include accounts of the Borrower concerned and of other Credit Parties in respect of which set-off and netting arrangements have been made with the applicable Swingline Lender, including any notional account reflecting any such arrangements. The outstanding Borrowings owed to any Swingline Lender may be calculated after giving effect to said arrangements.

(c)	The Administrative Agent may permit that Prime Rate Loans, US Base Rate Loans and European Loans (as applicable) under Tranche A, Tranche B or Tranche C be owing to the Lenders in proportions other than those of their respective Commitments under Tranche A, Tranche B or Tranche C, as the case may be. However, the Administrative Agent may from time to time, and will at the request of the applicable Swingline Lender (which may be made at any time), make adjustments among the Lenders under any Tranche so that all Borrowings under such Tranche be approximately in the proportion of the respective Commitments of the Lenders (including the Swingline Lender) under said Tranche. In addition, if outstanding Borrowings by way of overdrafts with a Swingline Lender exceed for three consecutive Business Days US$10,000,000 in the case of Tranche B or 6,000,000 Euros in the case of Tranche C, the applicable Swingline Lender will so notify the Administrative Agent and the latter will make adjustments among the Lenders under the applicable Tranche in amounts sufficient to eliminate the excess.

(d)	For greater certainty, (i) this Section 2.8 does not authorize the Administrative Agent to allow that Borrowings owing to a Lender (other than a Swingline Lender) under any Tranche exceed the amount of the Commitment of such Lender under such Tranche, and (ii) the aggregate amount of the Borrowings outstanding under any Tranche (including Borrowings from the applicable Swingline Lender)

may not exceed the amount of such Tranche, as determined pursuant to Sections 2.1 and 2.2.
2.9 Funding
(a)	At the request of the Administrative Agent, (including following a request from a Swingline Lender), each Lender will promptly pay to the Administrative Agent such Lender’s share of any Borrowing made or to be made by the Administrative Agent on behalf of the Lenders and of any adjustment payable pursuant to Section 2.8(c). The Administrative Agent will provide the Lenders with such information as may be necessary in order for the Lenders to make payments to the Administrative Agent and fund their respective shares of any Borrowing.

(b)	Any amount to be paid by a Lender to the Administrative Agent must be available to the Administrative Agent at the Administrative Agent’s Office by 2:00 p.m. on the applicable day. Any amount to be disbursed by the Administrative Agent to a Borrower will be made available to the relevant Borrower by crediting such Borrower’s account at the applicable Branch of Account or at any other place to be agreed upon from time to time between the relevant Borrower and the Administrative Agent.
2.10 Lender’s Failure to Fund
     If a Lender fails to advance its share of any Borrowing and, despite such failure, the Administrative Agent advances such amount to a Borrower, the Administrative Agent may recover such amount from such Lender or, if it is unable to do so, from such Borrower, with interest from the date of disbursement at the rate applicable to Borrowings in the same form under the relevant Tranche. Nothing in this Section obliges the Administrative Agent to fund any Borrowing or advance any sums on behalf of a Lender who has failed to comply with its obligations.
2.11 Conversions and Renewals
(a)	A Borrower may convert from one form of permitted Borrowings to another form of permitted Borrowings the whole or any part of the outstanding Borrowings under the applicable Tranche and renew Acceptances and Libor Loans, provided that (i) Acceptances and Libor Loans may not be converted prior to the maturity of their respective periods and (ii) Letters of Credit may not be converted.

(b)	Sections 2.4 to 2.10 apply to a conversion or a renewal with such modifications as may be required.

(c)	Unless they are repaid, converted or renewed upon the maturity date of their respective periods, (i) Acceptances will then become Prime Rate Loans for the face amount of such Acceptances, (ii) Libor Loans in US Dollars will then become US Base Rate Loans, (iii) Libor Loans in Euros under Tranche A will then become Prime Rate Loans, and (iv) Libor Loans in Euros under Tranche C will then become US Base Rate Loans.
(d)	When making adjustments among Lenders pursuant to Section 2.8(c), the Administrative Agent may convert outstanding European Loans into US Base Rate Loans.

(e)	Any conversion to Borrowings in another currency will be effected by the repayment of the Borrowings to be so converted and by the re-borrowing of an equivalent amount in the other currency.
2.12 Limitations on Lender’s Obligation to Fund
     Each Lender’s obligation to fund Borrowings is limited to such Lender’s Commitment under the relevant Tranche, subject however to the agreements made with Swingline Lenders pursuant to Section 2.8(a). The obligations of the Lenders hereunder are not solidary and are not joint and several and no Lender is responsible for the obligations of any other Lender.
2.13 Increase of the Facility
(a)	At any time following the execution of this Agreement but no later than the 180th day preceding the Facility Maturity Date and so long as the amount of the Facility has not been voluntarily reduced by Cascades pursuant to Section 7.5 solely, Cascades may, by notice to the Administrative Agent, request an increase up to $200,000,000 in the amount of the Facility (an “increase”). The notice must specify:
(i)	the amount of the proposed increase, which must be a multiple of $10,000,000, provided that the aggregate amount of all increases made pursuant to this Section 2.13 may not exceed $200,000,000; and

(ii)	the allocation of the proposed increase among the Tranches.
(b)	Upon receipt of such notice, the Administrative Agent will offer to the Lenders to participate in the increase pro rata to their Commitments. If some but not all of the Lenders accept the offer, then the Administrative Agent will offer to the Lenders who have then accepted a portion of the increase to participate in the remaining unaccepted portion of the increase pro rata to the Commitments of such Lenders. If after such offers, any portion of the increase remains unaccepted, then Cascades will have the right to offer such portion to Persons who are not Lenders, provided that any offer to any such Person would qualify as an assignment of Commitment hereunder, as if such offer were an assignment.

(c)	If offers made pursuant to Section 2.13(b) have been accepted, the Administrative Agent, the Borrowers and the Lenders and other Persons who have accepted such offers will execute an amendment to this Agreement:

(i)	providing that each Person who has accepted to participate in the increase will have a Commitment equal to the amount of its participation in the increase (or an additional Commitment equal to such amount in the case of a Person who is already a Lender); and

(ii)	containing such other provisions as may be necessary to give effect to the increase including as to the absence of a Default and the delivery of legal opinions.
(d)	For greater certainty, (i) nothing in this Section is intended to commit any Lender to participate or the Administrative Agent to arrange for a participation in an increase, and (ii) the aggregate amount of all increases made pursuant to this Section 2.13 may not exceed $200,000,000. Notwithstanding any other provision of this Agreement, an amendment agreement giving effect to an increase will not require the consent of Lenders other than those participating in the increase and the Agents, any Swingline Lender and any Issuing Lender.
2.14 One-Year Extension of the Facility Maturity Date
(a)	Cascades may request that the Facility Maturity Date be extended to the fifth anniversary date of this Agreement by delivering to the Administrative Agent a written notice to that effect during the period between the 150th day and the 120th day preceding the third anniversary date of this Agreement. If all Lenders agree to the extension request within 60 days from the receipt of such notice, the Administrative Agent will notify Cascades of same and the Facility Maturity Date will be extended to the fifth anniversary date of this Agreement. Subject to Section 2.14(b), unless all Lenders agree in writing to the extension request within said 60-day period, the Facility Maturity Date will not be extended.

(b)	If a group of Lenders whose Commitments amount in the aggregate to more than 66 2/3% (but less than 100%) of the Facility have agreed to an extension of the Facility Maturity Date within the 60-day period specified in Section 2.14(a), the Administrative Agent will notify Cascades of same together with specifying the names of the Lenders who have not provided their consent with such 60-day period (the “dissenting Lenders”). After receipt of such notice and for a period of 45 days, Cascades will be entitled to exercise any of the following options (or a combination of them):
(i)	Cascades may require that any dissenting Lender assign its rights under the Facility to another Person who has agreed to assume the Commitment of such dissenting Lender and to consent to the extension, provided that no such assignment and assumption will be effective unless Section 20.4 be complied with and the consideration paid to such dissenting Lender for the assignment include all amounts owed to such dissenting Lender in respect of the Facility (plus breakage costs, if any);

(ii)	Cascades may cancel in its entirety the Commitment of any dissenting Lender provided that no such cancellation will be effective unless all amounts owed to such dissenting Lender in respect of the Facility (plus breakage costs, if any) be paid to it.
(c)	If the Commitments of all dissenting Lenders have been assumed or cancelled in accordance with Section 2.14(b) within the period of time therein specified, the Administrative Agent will notify the Lenders of same and the Facility Maturity Date will be extended to the fifth anniversary date of this Agreement. However, if the Commitments of all dissenting Lenders in respect of the Facility have not been so assumed or cancelled within such period of time, the Facility Maturity Date will not be extended and the Administrative Agent will notify Cascades and the Lenders of same.
Article 3 — Acceptances
3.1 Period and Amounts
     Acceptances
(a)	are for periods of one, two, three or six months, but must mature on a date which is a Business Day and which is no later than the Facility Maturity Date;

(b)	are denominated in Dollars, in multiples of $100,000 with a minimum of $5,000,000 per issue, provided that the Administrative Agent may round each Lender’s allocation of such issue to the nearest $100,000 increment;

(c)	constitute outstanding Borrowings for their face amount;

(d)	do not bear interest nor carry any days of grace; and

(e)	may be discounted by the Lenders for their own account or may be sold to third parties.
3.2 Disbursement
(a)	The amount to be disbursed to Cascades with respect to Acceptances discounted by the Lenders is the Discounted Proceeds of such Acceptances, less the applicable acceptance fee.

(b)	In the case of an issue of Acceptances for the purposes of replacing existing Borrowings, Cascades must, concurrently with such issue, pay to the Administrative Agent an amount equal to the aggregate amount of the Borrowings so replaced. The amount so paid to the Administrative Agent will be applied to the portion of the Borrowings which have been replaced by such Acceptances.

3.3 Power of Attorney
(a)	Upon any issue of Acceptances, each Lender is authorized to sign, complete, endorse and deliver on behalf of Cascades the Acceptances to be so issued and to do all things necessary or useful in order to facilitate such issuance. The Administrative Agent is also authorized to make the necessary arrangements for the negotiation of Acceptances intended to be sold on the money market.

(b)	In the case of an issue of Acceptances by way of promissory notes to the order of Lenders who do not customarily accept banker’s acceptances (as provided in paragraph (b) of the definition of Acceptances), Cascades will be deemed to have issued the corresponding notes to such Lenders, without the necessity of physical execution and delivery of any note.
3.4 Depository Bills
     A Lender who accepts Acceptances that are “depository bills” within the meaning of the Depository Bills and Notes Act (Canada) may deposit same with the CDS Clearing and Depository Services Inc. and such Acceptances may be dealt with in accordance with the rules and procedures of such entity.
3.5 Availability
(a)	The availability of Acceptances (including by way of conversions or renewals) is subject (i) to funds being available for such purpose in the Canadian money market and the CDOR Rate being available, and (ii) with respect to any Lender, such Lender not having advised the Administrative Agent and Cascades that the Discount Rate is less than its effective funding cost for Acceptances issued by Cascades to be sold on the Canadian money market. The Administrative Agent will notify Cascades if Acceptances cease to be so available (either generally or with any particular Lender) as well as when availability resumes. For so long as Acceptances are not available with any particular Lender, Borrowings with such Lender that otherwise would have been made by way of Acceptances will be made by way of Prime Rate Loans, notwithstanding Section 2.6.

(b)	Cascades must ensure that no more than ten different issues of Acceptances be outstanding at any time, provided that on an occasional basis the Administrative Agent may permit such limit to be exceeded.
Article 4 — Libor Loans
4.1 Amounts and Periods
(a)	Libor Loans may be obtained for periods of one, two, three or six months, but must mature on a Business Day which is not later than the Facility Maturity Date;

(b)	Libor Loans must be in multiples of US$100,000 (or 100,000 Euros), with a minimum of (i) US$5,000,000 (or 5,000,000 Euros) under Tranche A or (ii) US$2,000,000 (or 2,000,000 Euros) under Tranche B and Tranche C; and

(c)	The Borrowers must ensure that no more than ten different Borrowings by way of Libor Loans be outstanding at any time under the Facility, provided that on an occasional basis the Administrative Agent may permit such limit to be exceeded.
4.2 Changed Circumstances
     If a Lender determines that:
(a)	it is unable to obtain US Dollars or Euros in the London inter-bank market,

(b)	a law, regulation, administrative decision or guideline, or a Court decision has made it unlawful or prohibits such Lender from making or maintaining Libor Loans in US Dollars or in Euros, or has imposed costs or constraints on such Lender that do not exist on the date hereof in respect of Libor Loans in US Dollars or in Euros, or

(c)	Libor is less than its effective funding cost for making or maintaining Libor Loans in the applicable currency, the affected Lender may so notify the Administrative Agent and the Borrowers concerned and no Libor Loans (including by way of conversions or renewals) in the applicable currency may be made with such Lender from the date of the notice until the cause of such determination has ceased to exist. In any such case, Borrowings with such Lender that otherwise would have been made by way of Libor Loans in the applicable currency will be made by way of US Base Rate Loans notwithstanding Section 2.6.
4.3 Conversion Prior to Maturity
     If it becomes unlawful or prohibited for a Lender to maintain Libor Loans in US Dollars or in Euros, all Libor Loans owed to such Lender (in US Dollars or Euros, as applicable) will become US Base Rate Loans on the date of the notice given pursuant to Section 4.2.
Article 5 — Letters of Credit
5.1 Availability
     Letters of Credit will be issued by the applicable Issuing Lender in Dollars, US Dollars, Euros or any other freely tradable currency acceptable to such Issuing Lender, for such transactions and on such terms and conditions as are mutually agreed upon between the Borrower concerned and the applicable Issuing Lender and are not inconsistent with the provisions of this Article 5. Letters of Credit are available only up to an aggregate outstanding amount (expressed in Dollars) at any time not exceeding, in respect of any Tranche, 20% of the amount of such Tranche. The applicable Issuing Lender will notify the Administrative Agent of any request for the issuance of a Letter of Credit.
5.2 Maturity of Letters of Credit
     No Letter of Credit may have at any time a remaining term exceeding 365 days from such time or extending beyond the 180th day following the Facility Maturity Date.
5.3 Borrowings
(a)	Any Letter of Credit constitutes from the date of its issue an outstanding Borrowing under the applicable Tranche in a principal amount equal to the maximum amount of the obligation of the applicable Issuing Lender. Any Issuing Lender will notify the Administrative Agent of the issue of any Letter of Credit at least one Business Day prior to the date of such issue.

(b)	For greater certainty, if Letters of Credit under any Tranche are outstanding on the Facility Maturity Date or on any other date the Borrowings hereunder become due, the aggregate amount of such outstanding Letters of Credit will be included in the Borrowings to be repaid on any such date. However, if any such Letter of Credit expires or is cancelled without having been drawn, the amount repaid in respect of same will be reimbursed to the Borrower concerned but only after performance of all other obligations of, and payment of all other amounts payable by, the Credit Parties under the Credit Documents.
5.4 Payments under Letters of Credit
(a)	Each amount paid by an Issuing Lender under a Letter of Credit issued under Tranche A will constitute, as of the date of payment, a Prime Rate Loan, if the payment is made in Dollars or in a currency other than the US Dollar, and a US Base Rate Loan if the payment is made in US Dollars. Each amount paid by an Issuing Lender under a Letter of Credit issued under Tranche B or Tranche C will constitute, as of the date of payment, a US Base Rate Loan. Any such Loan will be allocated among the Lenders pro rata to their respective Commitments under the applicable Tranche. Each Lender must fund such loan by remitting to the Administrative Agent (for the account of the applicable Issuing Lender) the amount of its share of such loan. The provisions of Section 2.10 will apply in the event of non-disbursement by a Lender.

(b)	If an Issuing Lender has paid an amount under a Letter of Credit in a currency other than the currency of the resulting Loan, such amount will be converted into the applicable currency on the date of payment.

5.5 Indemnity
     The Borrower concerned will reimburse and indemnify the Agents, any Issuing Lender and the Lenders in respect of any reasonable cost, loss or damage incurred or suffered by them in connection with Letters of Credit or litigation relating thereto (including proceedings to restrain an Issuing Lender from making or to compel it to make a payment), including reasonable legal fees and other costs of litigation, except for any cost, loss or damage resulting from the wilful misconduct or gross negligence of any Agent, any Issuing Lender or the Lenders.
5.6 I.C.C. Rules
     Unless otherwise provided in this Agreement or in any agreement relating to their issue, Letters of Credit are governed by the Uniform Customs and Practice for Documentary Credits (I.C.C. Publication 600, 2007 revision).
Article 6 — Fees And Interest
6.1 Letter of Credit Fees
     The Borrower concerned must pay a fee for each Letter of Credit. The fee for each Letter of Credit which is either a non-documentary letter of credit or a letter of guarantee will be at an annual rate equal to the Applicable Rate. The fee for each documentary Letter of Credit will be determined on the basis of the rate then offered by the applicable Issuing Lender to its customers for similar documentary letters of credit. Fees are calculated on the face amount of each Letter of Credit for the number of days included in the period of same. Any such fee must be paid to the applicable Issuing Lender quarterly in arrears on the first Business Day of each quarter (commencing with the quarter following the issue of the relevant Letter of Credit), for distribution to the Lenders pro rata to their Commitments under the relevant Tranche. Concurrently with the payment of any such fee, the Borrower concerned must also pay to the applicable Issuing Lender, for its own account, a fronting fee at an annual rate equal to 0.25%, calculated as aforesaid.
6.2 Administrative Charges with respect to Letters of Credit
     The Borrower concerned must pay to the applicable Issuing Lender administrative charges in connection with Letters of Credit at the rates and on the terms generally applicable to the other customers of such Issuing Lender.
6.3 Standby Fee
     Cascades must pay to the Administrative Agent, for distribution to the Lenders pro rata to their Commitments a standby fee on the unused portion of the Facility. The standby fee will be calculated daily from the date of this Agreement at an annual rate equal to the Applicable Rate and will be payable quarterly in arrears on the first Business Day of the following quarter.

6.4 Acceptance Fees
     Upon the issue of any Acceptance, Cascades must pay to the relevant Lender (or to the Administrative Agent for the account of such Lender) an acceptance fee at an annual rate equal to the Applicable Rate. The acceptance fee will be calculated on the face amount of the applicable Acceptance and for the number of days included in the period of same. Any such payment may be made in the manner provided in Section 3.2(a).
6.5 Other Fees
     Cascades must pay, on the Effective Date, the fees specified in the fee letter and the agency fee letter executed by Cascades prior to the date of this Agreement.
6.6 Interest on Prime Rate Loans
     Prime Rate Loans bear interest until they are converted or repaid in full (both before and after any Event of Default or judgment) at the Prime Rate in effect from time to time, plus the Applicable Margin. The interest is payable by the Borrower concerned monthly in arrears on the first Business Day of the following month.
6.7 Interest on US Base Rate Loans
     US Base Rate Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the US Base Rate in effect from time to time, plus the Applicable Margin. The interest is payable by the Borrower concerned monthly in arrears on the first Business Day of the following month.
6.8 Interest on European Loans
     European Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the European Rate in effect from time to time, plus the Applicable Margin. The interest is payable by the Borrower concerned monthly in arrears on the first Business Day of the following month.
6.9 Interest on Libor Loans
     Each Libor Loan bears interest at the Libor applicable to each such loan, plus the Applicable Margin. The interest is payable by the Borrower concerned at the maturity of the period of the loan or, if the period of such loan is more than three months, at three-month intervals during the period of the loan.
6.10 Calculation of Interest Rates
(a)	Interest rates and fees calculated at the Applicable Margins or Rates are annual rates and are calculated daily on the basis of a 365-day year, except for (i) Libor

Loans, (ii) US Base Rate Loans under Tranche A when paragraph (b) of the definition of US Base Rate applies to such loans, (iii) US Base Rate Loans under Tranche B and Tranche C, and (iv) European Loans, where in each case rates are calculated on the basis of a 360-day year.

(b)	For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate otherwise calculated under this Agreement is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days (or by 360 days, in the case of a rate calculated on the basis of a 360-day year).
6.11 Interest on Arrears
(a)	Any amount (other than an amount due on account of principal or interest) which is not paid when due will bear interest at the Prime Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in Dollars, at the European Rate in effect from time to time, increased by 3%, in the case of an amount payable in Euros and at the US Base Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in US Dollars or any other currency (other than the Dollar or the Euro).

(b)	Any interest which is not paid when due will bear interest at the rate that has been used to calculate such unpaid interest.

(c)	Interest on arrears is compounded monthly and is payable on demand.
Article 7 — Repayment, Prepayment and Reduction
7.1 Repayment of the Facility
     Cascades must repay in full the outstanding Borrowings and pay all other amounts owing under Tranche A on the Facility Maturity Date. Cascades US must repay in full all outstanding Borrowings and pay all other amounts owing under Tranche B on the Facility Maturity Date. Cascades Europe must repay in full its outstanding Borrowings and pay all other amounts owing by it under Tranche C on the Facility Maturity Date.
7.2 Mandatory Prepayments
     Cascades must make (or cause other Borrowers to make) such prepayments as may be necessary to ensure that the aggregate amount of the outstanding Borrowings (expressed in Dollars) will not at any time exceed the lesser of (i) the amount of the Facility, and (ii) the Borrowing Base. Any such prepayment will be applied by the Administrative Agent to outstanding Borrowings under the Tranche made available to the Borrower making payment.

7.3 Optional Prepayments
(a)	The Borrower concerned may at any time make prepayments on Borrowings outstanding under Tranche A, Tranche B or Tranche C (as applicable) without affecting their right to re-borrow under such Tranche up to its maximum available amount. Any such prepayment (except for a prepayment applied to overdraft utilizations pursuant to Section 2.8) must be in an amount of at least $2,000,000, US$2,000,000 or 2,000,000 Euros (as applicable) and is subject to the Borrower concerned giving a one-Business Day prior notice to the Administrative Agent.

(b)	No optional prepayment may be made in respect of Acceptances before the maturity date of their respective periods. For greater certainty, any prepayment in respect of Libor Loans subject to Section 20.10(c).
7.4 Exchange Rate Fluctuations
     If, at any time, due to fluctuations in the rate of exchange of a currency against another currency, the outstanding amount of the Borrowings under any Tranche, expressed in Dollars, exceeds the amount of such Tranche, Cascades must pay to the Administrative Agent, three Business Days following a demand to that effect, the amount of such excess. However, no such demand will be made as long as the excess is not more than 5% and the Borrowing Base is not exceeded.
7.5 Reduction of the Facility
     Cascades may, on giving not less than ten Business Days prior notice to the Administrative Agent, permanently reduce the aggregate amount of the Facility by amounts of not less than $5,000,000. Any such reduction will result in a corresponding reduction of each of Tranche A, Tranche B and Tranche C, on a pro rata basis (such reduction to also apply on a pro rata basis as to each Lender). The notice of reduction must specify the amount of the reduction, and the Business Day when the reduction will be become effective. On such date, the Borrowers must make repayments in amounts sufficient for the outstanding Borrowings under any Tranche not to exceed the new amount of such Tranche.
Article 8 — Place of Payment, Currency and Taxes
8.1 Payments to the Administrative Agent
     Unless otherwise provided or agreed between the Borrower concerned and the Administrative Agent, (i) all payments to be made by a Borrower must be made to the Administrative Agent at the applicable Branch of Account, except that interest payments on outstanding Borrowings owing to a Swingline Lender pursuant to Section 2.8 must be made to such Swingline Lender and interest payments to Lenders under Tranche C whose lending offices are in France must be made directly to such Lenders, and (ii) all payments made to the Administrative Agent will be deemed to have been made for the rateable benefit of the applicable Lenders. Any payment due by a Borrower may be charged to an account maintained by such Borrower with the Administrative Agent or the applicable Lender.
8.2 Manner of Payments
     Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made free of any set-off or other deduction and in funds which are immediately available on the date on which payment is due.
8.3 Currency
     Unless otherwise provided, (i) all amounts owing under any Borrowing are payable in the currency of such Borrowing, (ii) Letter of Credit fees under Tranche A are payable in Dollars, except that any such fee owing as a result of a Letter of Credit issued in US Dollars is payable in US Dollars, (iii) Letter of Credit fees under Tranche B are payable in US Dollars, (iv) Letter of Credit fees under Tranche C are payable in Euros, (v) standby fees are payable in Dollars, and (vi) all other amounts are payable in Dollars, US Dollars or Euros, as may be specified by the Administrative Agent.
8.4 Judgment Currency
     If a judgment is rendered against a Borrower for an amount owed hereunder and if the judgment is rendered in a currency (“other currency”) other than that in which such amount is owed under this Agreement (“currency of the Agreement”), such Borrower will pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the said amount owed under this Agreement, expressed into the other currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate will be the spot rate at which the Administrative Agent, on the relevant date, may in Montreal, sell the currency of the Agreement to obtain the other currency. Any additional amount owed under this Section will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.
8.5 Payments Net of Taxes
     If a Borrower, any Agent or any Lender is compelled by law to make any withholding or deduction due to any tax or if a Lender is liable to pay tax in respect of any payment due or made by a Borrower, the Borrower concerned must pay to such Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant to this Section). However, this Section 8.5 will not apply in respect of (i) a tax on the overall net income or capital of a Lender or (ii) a withholding, deduction or tax from which a Lender would have been exempted but for its failure to fulfill applicable exemption formalities.
Article 9 — Conditions Precedent
9.1 Conditions Precedent to the Effectiveness of this Agreement
     This Agreement will become effective upon confirmation by the Administrative Agent to Cascades and the Lenders that the following documents have been received by the Administrative Agent, in form and substance satisfactory to the Lenders:
(a)	a copy of this Agreement executed by all parties thereto;

(b)	a certificate as to the legal existence of the Borrowers, an updated version of their constitutive documents and by-laws and a resolution of their board of directors evidencing the authority of the Persons acting on behalf of the Borrowers;

(c)	the Corporate Structure Chart;

(d)	a compliance certificate in the form of Schedule “C” based on the financial statements of Cascades for its quarter ending September 30, 2010;

(e)	a Borrowing Base Report in the form of Schedule “D”, based on the financial statements of Cascades for its quarter ending December 31, 2010 (but giving effect to this Agreement);

(f)	financial forecasts of Cascades for its 2011, 2012, 2013, 2014 and 2015 financial years (on an Adjusted Consolidated Basis), including financial covenants projections and, for the 2011 financial year, quarterly financial covenants and Borrowing Base projections;

(g)	an acknowledgement by the Borrowers and the Designated Subsidiaries that the Security Documents executed pursuant to the Initial Credit Agreement are still in full force and effect as well as such additional Security Documents as are required to give effect to Article 10 on the Effective Date;

(h)	Valuation reports by Ernst & Young relating to the Charged Fixed Assets;

(i)	a certificate evidencing the insurance coverage required to be maintained by the Credit Parties pursuant to this Agreement;

(j)	pay-out letters and release of Security from Exiting Lenders;

(k)	legal opinions addressed to the Agents and the Lenders from counsel to the Agents and counsel to the Borrowers, relating to such matters as the Agents may reasonably require; and

(l)	confirmation that all fees and expenses owing by the Borrowers to the Agents and the Lenders as at the Effective Date will be paid on such date.
9.2 Conditions Precedent to all Borrowings
     The Borrowers may not obtain any Borrowing or convert or renew any Borrowing:
(a)	if the Administrative Agent has not received timely notice of such Borrowing, conversion or renewal; or

(b)	if a Default has occurred and is continuing or would occur after giving effect to such Borrowing, conversion or renewal.
Each notice of Borrowing or of the renewal or conversion of a Borrowing constitutes a certification by the Borrowers that no Default has occurred and is continuing or would occur after giving effect thereto.
9.3 Waiver of Conditions Precedent
     The conditions precedent provided for in this Article 9 are for the sole benefit of the Agents and the Lenders. The Agents and the Lenders may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other rights that they might have against the Borrowers and any other Person.
9.4 Early Termination of this Agreement
     If all of the conditions precedent provided for in Section 9.1 have not been fulfilled or waived on or before March 31, 2011, this Agreement will not come into effect.
9.5 Borrowings under the Initial Credit Agreement
(a)	Subject to paragraphs (d) and (e) below, on the Effective Date (i) the Borrowers will pay in full all outstanding Borrowings and other amounts owing to the Exiting Lenders, and (ii) the Borrowers will make such Borrowings and the Administrative Agent will make such adjustments among the Lenders as may be necessary to ensure that such payment be made and that Borrowings remaining outstanding thereafter (including Borrowings under the Term Loan of the Initial Credit Agreement) be owed to the Lenders pro rata to their Commitments under the Facility.

(b)	After payment in full of all Borrowings and other amounts owing to it under the Initial Credit Agreement, each Exiting Lender will cease to be a lender and be released from its obligations under the Initial Credit Agreement.

(c)	Any adjustment whereby an amount is paid by a Lender to another Lender under this Agreement will be deemed to be an assignment to the paying Lender by the other Lender of the portion of the Borrowings to which such payment relates.

(d)	Acceptances issued prior to the Effective Date and then outstanding will be deemed to be, from such date, Acceptances accepted by the Lenders pro rata to their Commitments. From such date, the provisions of this Agreement with respect to acceptance fees will apply to all such Acceptances as if the terms thereof had commenced on such date. The Lenders acknowledge that the Exiting Lenders are released from any liability for such Acceptances and accordingly, the Lenders, pro rata to their Commitments, will indemnify the Exiting Lenders from any such liability. The Borrowers will make to the Agent all such payments and the Agent will make among the Lenders and the Exiting Lenders all such adjustments as are necessary to give effect to the foregoing, including to ensure that the non-accrued portion of any acceptance fee relating to such Acceptances is paid and received by the Lenders at the Applicable Rate and pro rata to their Commitments.

(e)	(i) Libor Loans made prior to the Effective Date and outstanding on such date will continue from said date to be owing to the Lenders and the Exiting Lenders in the proportion of their commitments under the Initial Credit Agreement and Section 2.11 of this Agreement will apply to such loans on the maturity of their respective period, subject however to adjustments among the Lenders to give effect to their Commitments and also to the following paragraph with respect to existing Libor Loans owing to the Exiting Lenders;

(ii)	Existing Libor Loans owing to the Exiting Lenders must be repaid by each Borrower concerned on the maturity of their respective period. Should any Borrower concerned fail to pay on such date the principal amount of such existing Libor Loans together with accrued and unpaid interest thereon, the Lenders (in the proportion of their Commitments under the applicable Tranche) will make such payments on behalf of such Borrower as may be necessary to ensure that the said amounts are paid to the Exiting Lenders. Any such payment made by a Lender will constitute from the date of payment a US Base Rate Loan;

(f)	the Administrative Agent is authorized to confirm to the Exiting Lenders the indemnification provisions in their favour pursuant to this Section 9.5.
Article 10 — Security
10.1 Guarantees
     Each Borrower must guarantee in favour of the Collateral Agent and the Lenders the performance of all obligations of the other Borrowers under the Facility and each Designated Subsidiary must guarantee in favour of the Collateral Agent and the Lenders the performance of all obligations of the Borrowers under the Facility.

10.2 Security over Current Assets
     To secure the performance of the obligations of the Borrowers under the Facility, each of the Borrowers and the Designated Subsidiaries that owns material inventory and accounts receivable must provide in favour of the Collateral Agent (for the benefit of the Agents and the Lenders) security over all of its present and future inventory and accounts receivable and other claims (including related assets), present and future.
10.3 Charged Fixed Assets
(a)	To secure the performance of the obligations of the Borrowers under the Facility, Cascades Canada Inc. must provide in favour of the Collateral Agent and the Lenders security over the following plants and related assets: 467 Marie-Victorin Street, Kingsey Falls, Quebec, 75 Marie-Victorin Street, Candiac, Quebec, 200 Cascades Street, Cabano, Quebec and 601, 655 and 701 Creditstone Road, Vaughan, Ontario (together with other fixed assets which may become subject to the Security pursuant to this Section 10.3, the “Charged Fixed Assets”).

(b)	For Borrowing Base purposes, the market value of the Charged Fixed Assets will be determined by the Agents initially using a market value amount of $450,000,000, which amount represents the mid-point of the estimated values determined by Ernst & Young for the above plants in their valuation report dated January 31, 2011.

(c)	After the date hereof, Cascades will have the option, but not the obligation, to increase the market value of the Charged Fixed Assets component of the Borrowing Base by providing, or causing Designated Subsidiaries to provide, security over other fixed assets acceptable to the Majority Lenders by an amount equal to the market value of such assets as determined by a valuation report to be furnished to the Administrative Agent prior to the grant of the related security.

(d)	Without limiting the option provided to Cascades in Section 10.3(c), the plant of Cascades Canada Inc. located at 115 de la Princesse, Lachute, Quebec, will be a fixed asset acceptable to the Lenders and that, if such plant becomes subject to the Security prior to June 1, 2011, the valuation report referred to in Section 10.3(b) will determine the market value of such plant for Borrowing Base purposes, namely $80,000,000.

(e)	If, at any time after the date of this Agreement, the Majority Lenders have reasonable grounds to believe that the market value of the Charged Fixed Assets has reduced below the most recent value determined pursuant to this Section 10.3 (or below $530,000,000 if such most recent value is greater than $530,000,000), Cascades will provide to the Administrative Agent, within 30 days from a request by the Administrative Agent, a valuation report on such assets.

(f)	From the date a valuation report is provided to the Administrative Agent and until such time a new valuation report is so provided pursuant to this Section 10.3, the market value of the Charged Fixed Assets will be determined for Borrowing Base purposes on the basis of the most recent valuation.

(g)	If there has been a decrease in the market value of the Charged Fixed Assets or if a Credit Party proposes to sell assets which are part of the Charged Fixed Assets, Cascades will have the option, but not the obligation, to provide or to cause Designated Subsidiaries to provide security over other fixed assets acceptable to the Majority Lenders to increase at a higher level (or to maintain at a certain level in the event of a proposed sale) the market value of the Charged Fixed Assets component of the Borrowing Base. The market value of such other fixed assets will be determined on the basis of a valuation report which Cascades undertakes to provide to the Administrative Agent at the time of any request made to the Majority Lenders pursuant to this paragraph. For greater certainty, (i) no such sale may be made unless same is otherwise permitted by Section 13.3(b) and (ii) from the date of any such sale, the market value of the fixed assets so sold will no longer be included in the Charged Fixed Assets component of the Borrowing Base.

(h)	Any valuation report to be provided to the Administrative Agent pursuant to this Section 10.3 must be prepared by an independent firm acceptable to the Majority Lenders and be accompanied by an environmental review acceptable to the Majority Lenders.
10.4 Insurance
     The Borrowers will cause the Collateral Agent to be named as loss payee on all insurance policies relating to the property and assets covered by the Security. Each policy covering immovable property and equipment must contain a “mortgage clause”.
10.5 Security for Hedging Agreements
(a)	The guarantees, security and loss payee designations provided for under the other sections of this Article 10 (the “Security”) will also secure the performance of the obligations of the Borrowers to the Lenders, their Affiliates and the Exiting Lenders in their capacity as counterparties under Hedging Agreements (the “Hedging Creditors”). The Collateral Agent will act as agent for the Hedging Creditors for all purposes of the Security Documents, including the enforcement or release thereof. For such purposes, the provisions of Article 17, Article 18 and Article 19 (adapted accordingly) will also apply to the Hedging Creditors. However, until termination and repayment in full of the Facility, the claims of the Hedging Creditors will not be taken into account in any situation where a decision regarding the Security has to be made by the Lenders, including any enforcement or release thereof.

(b)	The rights of the Lenders and the Hedging Creditors under the Security will rank pari passu, but only to the extent of an aggregate maximum amount of

$150,000,000 in respect of the claims of the Hedging Creditors under Hedging Agreements (such amount to be calculated as provided in Section 10.5(c)). Any excess will rank after the rights of the Lenders under the Facility. Any proceeds of realization of the Security to be distributed to the Hedging Creditors will be allocated among them pro rata to their claims (irrespective of the dates of the related agreements or transactions).

(c)	Each Hedging Creditor will calculate its claim under any Hedging Agreement in accordance with normal market practices (using the mark-to-market method whenever applicable) and after giving effect to any close-out, netting arrangement or right of set-off provided by contract or permitted by law.

(d)	The Hedging Agreements secured by the Security will consist of Hedging Agreements made from the date of this Agreement with Hedging Creditors who are Lenders or Affiliates thereof as well as Hedging Agreements made prior to this Agreement with Hedging Creditors who are Lenders or Exiting Lenders. For greater certainty, the Security (to the extent not released by the Lenders) will continue to secure the obligations of any Borrower to any Hedging Creditor (i) after termination and repayment in full of the Facility, or (ii) after such Hedging Creditor (or the Lender affiliated with it) has ceased to be a Lender.

(e)	The Agents will be entitled at any time to assume that the only Lenders or Affiliates thereof with a Hedging Creditor status are those who have notified the Agents of such status before such time. Cascades represents and warrants to the Agents that the only Exiting Lender with a Hedging Creditor status is Société Générale (Canada Branch).
10.6 Validity and Contents of Security Documents
     The Security must be valid, perfected and first-ranking at all times with respect to all property intended to be covered thereby, subject however to Liens described in paragraph (a) and in the exception at the end of paragraph (e) of the definition of Permitted Liens. Each Security Document must be in form and substance satisfactory to the Collateral Agent and remain valid and in force at all times. The Security Documents will include such legal opinions, Lien searches and certificates of location or surveys as the Collateral Agent may reasonably require.
10.7 Exceptions for certain Credit Parties
     Notwithstanding any other provision of the Credit Documents, but except as otherwise provided in agreements subsequent to the date hereof, (i) the obligations of Cascades Europe under the Credit Documents will exclude any obligation of any other Credit Party, and (ii) Cascades Europe will not be required to guarantee the performance of any obligation of the other Borrowers or to provide security over its inventory and accounts receivable.

10.8 Release of the Security
     The Collateral Agent is authorized to act alone to release the Security with respect to any property which is the subject of a disposition permitted by this Agreement. The Collateral Agent is authorized to determine whether any disposition is so permitted by relying on a certificate from Cascades.
Article 11 — Representations and Warranties
     Each of the Borrowers represents and warrants that:
11.1 Corporate Existence and Capacity
     Each of the Credit Parties
(a)	is a Person duly constituted and organized, validly existing and in good standing under the laws of the jurisdiction of its constitution;

(b)	has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

(c)	is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.
11.2 Authorization and Validity
     Each Credit Party has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents to which it is a party, has duly authorized by all necessary action the execution, delivery and performance of its obligations under such Credit Documents and has duly and validly executed and delivered the Credit Documents to which it is a party. The obligations of each Credit Party under the Credit Documents to which it is a party constitute legal, valid and binding obligations, enforceable against such Credit Party in accordance with their terms.
11.3 No Breach
     The execution and delivery of the Credit Documents and the performance by the Credit Parties of their respective obligations thereunder will not conflict with, result in a breach of or require any consent under, the constitutive documents or by-laws of any Credit Party, or any applicable law or regulation in any material respect, or any order or decision of any court or governmental authority or agency, or any agreement (including the Cascades Indenture) to which any Credit Party is a party or by which it or any of its property is bound.

11.4 Approvals
     Except for filings or registrations required to perfect the Security, no authorization, approval or consent of, nor any filing or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each Credit Party of any Credit Document to which it is a party or to ensure its legality, validity or enforceability.
11.5 Compliance with Laws and Permits
     Each of the Credit Parties is in substantial compliance in all material respects with all laws and regulations applicable to it and its business and assets, including Environmental Laws and anti-money laundering and anti-terrorism laws. Each of the Credit Parties holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business.
11.6 Title to Assets
     The assets of the Credit Parties, taken as a whole, are not subject to title defects or restrictions which could materially and adversely impair their value or normal use. The Credit Parties own or have rights of use for all property and assets (including intellectual property) necessary to carry on their businesses.
11.7 Litigation
     There are no legal or arbitration proceedings, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge, any claim or investigation by any such authority or agency, or any labour disputes, now pending or, to the best of its knowledge, threatened against any of the Credit Parties or any of their properties or rights that, if adversely determined, could have a Material Adverse Effect.
11.8 No Default
     No Default has occurred and is continuing.
11.9 Solvency
     Each of the Credit Parties is Solvent.
11.10 Taxes
     Each of the Credit Parties has filed all income tax returns and all other material tax returns and paid all taxes material in their amount that are required to be filed or paid by them. The charges, accruals and reserves on the books of the Credit Parties in respect of taxes and other governmental charges are adequate.

11.11 ERISA and Pension Plans
     Each Plan and each other pension or employee benefit plan of any Credit Party is in compliance in all material respects with the applicable provisions of ERISA, the US Revenue Code and any other applicable law. No Credit Party has any material unfunded liability under any pension plan on an ongoing or termination basis.
11.12 Margin Stock Restrictions
     None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, of buying or carrying margin stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any margin stock in violation of Regulations U and X issued by the Board of Governors of the Federal Reserve System of the United States.
11.13 Investment Company Act
     None of the Credit Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 of the United States, as amended.
11.14 Restriction on Payments
     Except as provided in the Cascades Indenture, none of the Credit Parties is subject to any law, regulation, agreement or legal impediment that prohibits, restricts or imposes any condition upon the ability of a Credit Party to pay Distributions or to make or repay loans or advances.
11.15 Corporate Structure and Location of Assets
     The Corporate Structure Chart contains a complete and correct list of all of the Subsidiaries of Cascades and indicates (i) the jurisdiction of formation of each such entity, (ii) each Person holding ownership interests in each such entity, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership represented by such ownership interests, (iv) the location of the registered and chief executive offices of each Credit Party that must provide Security, (v) any prior name (including any pre-merger corporate name) of each such Credit Party and (vi) the jurisdictions where the material inventory and accounts receivable of each such Credit Party are located.
11.16 Financial Statements and Financial Year
     The last audited financial statements of Cascades are complete and correct and fairly present the consolidated financial condition and results of operation of Cascades as at their stated date, all in accordance with GAAP. Except as reflected or disclosed in such financial statements, none of the Credit Parties has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavourable commitments that have not been disclosed in writing to the Administrative Agent and the Lenders. The fiscal year of each of the Credit Parties ends on December 31 of each year.
11.17 No Material Change
     There has been no Material Adverse Change since September 30th, 2010.
11.18 True and Complete Disclosure
     The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Credit Parties to the Agents or any Lender in connection with the negotiation, preparation, execution, delivery or performance of the Credit Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Article 12 — Affirmative Covenants
12.1 General Covenants
     Each of the Borrowers will, and will cause each of the other Credit Parties to:
(a)	Legal Existence — subject to Section 13.3, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b)	Legal Compliance — substantially comply in all material respects with the requirements of all laws and regulations applicable to it and its business and assets (including Environmental Laws and anti-money laundering and anti-terrorism laws) and with all orders of governmental or regulatory authorities;

(c)	Payment of Taxes — pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property or assets prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)	Maintenance of Property — maintain all of its properties and assets used or useful in its business in good working order and condition, ordinary wear and tear excepted;

(e)	Material Agreements — perform its obligations under and preserve and maintain in force all agreements to which it is a party that are necessary for or material to its operations and business;

(f)	Insurance — insure and keep insured its property, assets and business, and will maintain business interruption and civil liability (including product and environmental liability) insurance for such coverage as a prudent administrator would obtain for similar property, assets and businesses, in each case, with financially sound and reputable insurance companies;

(g)	Records — keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and

(h)	Access — permit representatives of any Agent and any Lender, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties or assets, and to discuss its business and affairs with its officers and auditors.
12.2 Use of Proceeds and Compliance with Indenture Limitations
(a)	The Borrowers will use the proceeds of the Facility only for the purposes permitted under this Agreement. The Borrowers will not use the Facility to finance any private or public tender offer for the shares or other securities of a Person whose governing body has not approved such offer (“hostile take-over”).

(b)	The Borrowers will ensure that the outstanding Borrowings hereunder will not at any time exceed the maximum amount permitted under the Cascades Indenture.
12.3 Know Your Customer Laws
     Promptly, following a request by any Lender, the Borrowers will provide all documentation and other information which such Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering laws and regulations in effect in Canada, the United States and France. The Borrowers authorize any Lender to request and obtain such information from any Person. The Borrowers also acknowledge that pursuant to such laws each Lender is or may be required to obtain, verify and record information which allows such Lender to identify each Borrower in accordance with said laws.
12.4 Further Assurances
     Each of the Borrowers will, and will cause each of the other Credit Parties to, cooperate with the Lenders and the Agents and execute such further instruments and documents as the applicable Agent may reasonably request to carry out to its satisfaction the transactions contemplated in the Credit Documents.
12.5 Representations and Warranties
     Each of the Borrowers will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.

Article 13 — Negative Covenants
     Each of the Borrowers covenants and agrees that:
13.1 Negative Pledge
     None of the Credit Parties will create, incur, assume or suffer to exist any Lien on their present and future property or assets except for the Security and Permitted Liens.
13.2 Indebtedness
     None of the Credit Parties other than Cascades will create, incur, assume or permit to exist any Funded Debt other than:
(a)	indebtedness to the Agents and the Lenders under the Credit Documents;

(b)	indebtedness among the Credit Parties;

(c)	indebtedness permitted to be secured by Permitted Liens;

(d)	indebtedness under Hedging Agreements, provided that none of the Credit Parties (including Cascades) will enter into Hedging Agreements for speculative purposes;

(e)	indebtedness under the Cascades Indenture;

(f)	indebtedness up to an aggregate outstanding amount for all Credit Parties other than Cascades not exceeding at any time $100,000,000; and

(g)	existing indebtedness not exceeding $25,000,000 specified in the list of permitted indebtedness dated December 31, 2010 that Cascades covenants to deliver to the Administrative Agent within 30 days from the Effective Date (as extended or renewed, as the case may be) and any future indebtedness incurred for the purposes of refinancing any such existing indebtedness but only up to the amount to be refinanced.
13.3 Limitations on Fundamental Changes
     None of the Credit Parties will:
(a)	enter into any transaction of merger or amalgamation, or liquidate, wind up or dissolve itself, except that any Credit Party may merge or amalgamate with any other Credit Party provided that the following conditions are fulfilled:
(i)	no Default occurs as a result of the merger or amalgamation;

(ii)	if any of the merging or amalgamating entity is a Borrower or a Designated Subsidiary, the surviving or amalgamated entity must be a Borrower or a Designated Subsidiary and must execute and deliver to the applicable Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the merging or amalgamating entities by all Credit Documents to which such entities were parties;

(iii)	the Administrative Agent has been provided prior to or concurrently with the merger or amalgamation with satisfactory evidence of compliance with the requirements of clauses (i) and (ii) including such financial information, certificates, documents and legal or other professional opinions as the Administrative Agent may reasonably request; and

(iv)	a seven-day prior notice is given to the Administrative Agent in the case of an amalgamation or merger involving a Borrower.
(b)	sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions to any Person (in each case, a “disposition”), any property (other than inventory sold in the ordinary course of business), except for the following dispositions (in each case, provided that no Default occurs as a result of the disposition):
(i)	a disposition of property with a market value of less than $50,000,000;

(ii)	a disposition to another Credit Party provided the conditions of paragraph (a) above are fulfilled (as if the disposition were a merger and the transferee were the surviving entity) and provided further that if the disposition relates to substantially all of the property of the transferor, the latter (if not a Borrower) may wind-up or dissolve itself after completion of such disposition;

(iii)	a disposition to any non-Credit Party (other than pursuant to a Securitization or Factoring Program), provided that the disposition is made for a consideration at least equal to the fair market value of the related property, at least 75% of the consideration is paid in cash or through assumption of liabilities and the available cash proceeds of the disposition are used to permanently reduce the Facility by no later than the 360th day following their receipt; for purposes of the foregoing, the available cash proceeds of a disposition are the cash proceeds of such disposition (net of related expenses and payments made to repay indebtedness secured by Liens on the property sold), less the portion of such cash proceeds which has been reinvested in Credit Parties within 360 days from the date of their receipt or allocated by Cascades to the funding of an investment made in Credit Parties within 180 days prior to the date of the disposition;

(iv)	dispositions of accounts receivable pursuant to a Securitization or Factoring Program to the extent such accounts receivable are not generated by a disposition of inventory subject to the Security made after the occurrence of an Event of Default specified in Section 16.1 (f) or Section 16.1 (g)) or after the date the outstanding Borrowings become repayable pursuant to Section 16.2 and provided that no account receivable subject (in whole or in part) to a Securitization or Factoring Program will be included in the Borrowing Base, it being understood however that accounts receivable permitted to be disposed of pursuant to this clause (iv) will be excluded from the Security from the date of any such permitted disposition;

(v)	a disposition of property to any non-Credit Party in exchange for other property to be used in the business of the Credit Parties, provided that the market value of the property so received in exchange is not less than that of the property so disposed and that the aggregate market value of all property so disposed since January 1st, 2011 does not exceed $25,000,000; and

(vi)	dispositions contemplated in the combination and put-call agreements between certain Credit Parties and Reno de Medici S.p.A. or a shareholder thereof on May 13, 2007, June 12, 2009 and August 3, 2010, as same may be in good faith amended in the future.
(c)	carry on any business, directly or indirectly, other than the businesses currently carried on by them and activities ancillary or reasonably related thereto (the “core business”), or make any investment (other than investments referred to in clauses (ii) and (iii) of Section 13.4 (b)) in a non-Credit Party who is not in the same line of business as the core business, provided that businesses other than the core business may be carried on by Credit Parties and by non-Credit Parties in which investments are made to the extent that the aggregate of the combined assets of such Credit Parties and of the value of all such investments in such non-Credit Parties does not at any time exceed 5% of Cascades’ Net Tangible Assets, provided however that the foregoing limitation will not apply to the investments made by Cascades in Boralex Inc. prior to December 31, 2010.
13.4 Investments
(a)	None of the Credit Parties will, directly or indirectly, make any investment in any Person who is not a Credit Party, if such investment would result in the aggregate amount of all investments made after January 1st, 2011 in non-Credit Parties being in excess of $275,000,000.

(b)	However, the foregoing limitation will not apply to (i) investments funded from the proceeds of any issue of equity made by Cascades after January 1st, 2011, (ii) cash or cash equivalent investments made for cash management purposes,

(iii) loans and advances to employees in an aggregate amount not exceeding $5,000,000 at any time, and (iv) investments contemplated in the agreements referred to in Section 13.3 (b) (vi) except for the cash portion thereof that exceeds $10,000,000 in the aggregate.
13.5 Distributions
(a)	None of the Credit Parties will make any Distribution (other than a direct or indirect Distribution to a Credit Party) if there is a Default or if such Distribution could result in a Default or if, after giving effect to the Distribution, the aggregate amount of all Distributions made from January 1, 2011 to non-Credit Parties were to exceed 50% of the net income of Cascades (calculated on an Adjusted Consolidated Basis but with the increases, exclusions or reductions resulting from the application of paragraphs (d) to (k) of the definition of EBITDA) for the period from January 1, 2011 to the end of its most recent fiscal quarter (treated as one accounting period) plus the sum of (i) the proceeds of any new issue of equity made by Cascades during the same period less the portion of same which is used to fund investments in non-Credit Parties other than investments permitted by Section 13.4(b) (ii), (iii) and (iv), and (ii) $100,000,000.

(b)	However, the foregoing limitation will not apply to (i) Distributions made pursuant to stock option plans and other plans or agreements with or for the benefit of employees or directors up to an aggregate amount not exceeding $7,500,000 per fiscal year and (ii) ordinary course of business Distributions on Cascades’ shares and open market purchases of Cascades’ shares pursuant to stock buyback programs, up to an aggregate amount of $35,000,000 per fiscal year.
13.6 Transactions with Related Parties
     None of the Credit Parties will engage in any material transactions with any related party on terms and conditions not less favourable in any material respect to the relevant Credit Party than those that could be obtained on an arm’s length basis from unrelated third parties, provided that the foregoing requirement will not apply to transactions among the Credit Parties or the transactions contemplated in the combination agreement referred to in Section 13.3(b)(vi). For the purposes of this Section 13.6, (i) related party means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (ii) the definition of Control must be read replacing 50% by 20%.
Article 14 — Financial Ratios
14.1 Funded Debt to Capitalization Ratio
     Cascades must maintain at all times, on an Adjusted Consolidated Basis, a Funded Debt to Capitalization Ratio of not more than 65%.

14.2 Interest Coverage Ratio
     Cascades must maintain at all times, on an Adjusted Consolidated Basis, an Interest Coverage Ratio not less than 2.25:1.00.
Article 15 — Reporting Requirements
15.1 Annual Reporting
     The Borrowers will deliver to the Administrative Agent, for distribution to the Lenders, as soon as possible but within 90 days after the end of each fiscal year of the Borrowers:
(a)	the unqualified audited annual financial statements of Cascades, on a consolidated basis and the unaudited annual financial statements of Cascades, on an Adjusted Consolidated Basis;

(b)	the unaudited annual financial statements of each of the other Borrowers on a consolidated basis;

(c)	the annual business plans and annual operating and capital budgets for the current fiscal year of Cascades, on a consolidated and Adjusted Consolidated Basis; and

(d)	the unaudited annual financial statements of each of the businesses operated with the Charged Fixed Assets.
15.2 Quarterly Reports
     The Borrowers will deliver to the Administrative Agent, for distribution to the Lenders, as soon as possible but within 60 days after the end of each of their fiscal quarters (including the fourth quarter):
(a)	the unaudited financial statements of Cascades for the relevant fiscal quarter, on a consolidated and Adjusted Consolidated Basis;

(b)	the unaudited financial statements for the relevant fiscal quarter of each of the other Borrowers on a consolidated basis;

(c)	the unaudited financial statements for the relevant quarter of each of the businesses operated with the Charged Fixed Assets;

(d)	a compliance certificate relating to the covenants herein in the form of Schedule “D” (with sufficient details to reconcile the financial statements with the calculation base of the financial covenants);

(e)	a Borrowing Base report in the form of Schedule “D”; and

(f)	copy of any filing with securities regulators.
15.3 ERISA
     Cascades US will notify the Administrative Agent of the occurrence of any of the following events, within 10 days after it knows or has reason to believe that the relevant event has occurred (and will provide a copy of any report or notice required in that connection to be filed with or given to PBGC):
(a)	any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, unless the 30-day notice requirement in respect thereof has been waived by the PBGC;

(b)	a notice of intent to terminate any Plan or any action taken by a Credit Party to terminate any Plan, provided notice of intent to terminate is required pursuant to Section 4041(a)(2) of ERISA;

(c)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; and

(d)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the US Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if security has not been provided in accordance with the provisions of these Sections.
15.4 Reporting from Time to Time
     The Borrowers will promptly notify the Administrative Agent of any Default and deliver to the Administrative Agent any auditor letter highlighting issues or deficiencies that, if not addressed or corrected, could reasonably result in a Material Adverse Change. The Borrowers will also furnish the Administrative Agent all information, documents and records and allow any enquiry, study, audit or inspection that the Administrative Agent or, when an Event of Default is continuing, any Lender may reasonably request in connection with the business, financial condition, property, assets or prospects of the Credit Parties, or to verify compliance with the obligations of any of the Credit Parties under any Credit Document.
15.5 Hedging Agreements, Securitization and Factoring
(a)	The Borrowers will provide to the Administrative Agent, concurrently with the compliance certificates required to be delivered pursuant to Section 15.2, a report listing all outstanding Hedging Agreements with Hedging Creditors or secured by a Permitted Lien, and specifying the counterparties, notional amounts, dates, maturities and marked-to-market value of all such agreements.

(b)	Prior to or concurrently with the coming into effect of any Securitization or Factoring Program (or any material amendment thereto), Cascades will provide to the Administrative Agent (i) a description of such program (or of such material amendment), such description to include the criteria permitting the identification of the accounts receivable subject to the program as well as the amount and term of any such program, and (ii) an update (giving effect to the program or the amendment) of the most recent Borrowing Base report delivered pursuant to Section 15.2(e)
Article 16 — Events of Default and Remedies
16.1 Events of Default
     The occurrence of one or more of the following events constitutes an event of default (“Event of Default”) under the Credit Documents:
(a)	a Borrower defaults in the payment when due of any amount owing under any Facility in respect of principal, interest or acceptance fee, or defaults for more than five Business Days in the payment of any other amount owing under a Credit Document or any Hedging Agreement with a Lender or an Affiliate thereof;

(b)	anyone or more of the Credit Parties (i) fails or fail to make a payment or payments exceeding in the aggregate $50,000,000 in respect of any obligation or obligations (other than the Facility), when and as due, or (ii) is or are in default under the Cascades Indenture and, in each case, such failure or default continues after the applicable notice or grace period, if any;

(c)	any representation, warranty or certification made or deemed made by a Credit Party in any Credit Document proves to be false or misleading as of the time made in any material respect;

(d)	any of the provisions of Article 10 is not complied with;

(e)	any of the covenants contained in Article 13 and Sections 14.1 and 14.2 is not complied with;

(f)	a Credit Party becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent;

(g)	a Credit Party (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

(h)	a proceeding is commenced or any similar action is taken against a Credit Party seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any part of the assets of the Credit Parties having a value of more than $50,000,000 and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 60 days, provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Credit Party concerned;

(i)	a Credit Party defaults in the performance of any of its other obligations under a Credit Document and such default continues unremedied for a period of 30 days after notice by the Administrative Agent to the Borrowers;

(j)	the Control of Cascades is acquired by any Person (or by a group of Persons acting in concert) other than Bernard Lemaire, Laurent Lemaire or Alain Lemaire (the term “Control” being read for the purposes of this Section 16.1(j) by referring only to clauses (i) through (iv) of the definition of Control in Section 1.1); or

(k)	a Material Adverse Change.
16.2 Remedies
     If an Event of Default occurs and is continuing, the Administrative Agent (or the Collateral Agent in the case of paragraph (c) below) may, on giving a notice to the Borrowers take any one or more of the following actions:
(a)	terminate the right of the Borrowers to use the Facility;

(b)	declare all indebtedness of the Borrowers under the Credit Documents to be immediately payable and demand immediate payment of the whole or part thereof;

(c)	exercise all of the rights of the Agents and the Lenders under the Security Documents; and

(d)	exercise all of the other rights of the Agents and the Lenders;
provided that all indebtedness of the Borrowers under the Credit Documents will automatically become due and payable without any notice upon the occurrence of any Event of Default specified in Section 16.1(f) or Section 16.1(g).

Article 17 — Equality Among Lenders
17.1 Distribution among Lenders
     Any payment received by any Agent on account of the Facility, including any amount received through the exercise of any right of set-off and the enforcement of any Security, must be distributed among the Lenders proportionately to the amount of the indebtedness owing to them hereunder and which is then payable. Any such distribution must be made forthwith but no later than the Business Day following the date of receipt of the payment.
17.2 Other Security
     No Lender may take any Security or Lien in connection with the Facility or Hedging Agreements except in accordance with Article 10.
17.3 Direct Payment to a Lender
     Subject to the other provisions of this Agreement permitting direct payment to Lenders, if a Lender receives, otherwise than through an Agent, a payment on account of the Facility (including any payment received through the exercise of any right of set-off), such Lender will remit the payment to the Administrative Agent, for distribution among all Lenders.
17.4 Adjustments
     If, at any time, the amount of Borrowings owing to a Lender under the Facility compared to the aggregate amount of all outstanding Borrowings under the Facility is not proportional to such Lender’s Commitment, expressed as a percentage, the Administrative Agent may (and will, after termination of the Facility) make from time to time such adjustments as may be necessary in order that the outstanding Borrowings under the Facility are in the proportions of the Commitments and the Lenders will make all such payments as the Administrative Agent may direct to give full effect to such adjustments. The Borrowers will be bound by such adjustments.
Article 18 — The Agents and The Lenders
18.1 Appointment of the Agents
     Each Lender irrevocably appoints the Administrative Agent and the Collateral Agent to exercise on its behalf the rights and powers delegated to the Administrative Agent or the Collateral Agent (as applicable) hereunder and authorizes each Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Agent concerned represents and binds all Lenders.

18.2 Restrictions on the Powers of the Lenders
     No Lender may exercise individually the rights and powers delegated to the Agents, including the enforcement of remedies after the occurrence of an Event of Default.
18.3 Security Documents
     The Collateral Agent is authorized to hold any Security on behalf of the Lenders and to execute in their name any Security Document. For greater certainty, the Collateral Agent is authorized to act as representative (fondé de pouvoir) of the Lenders (notwithstanding that the Collateral Agent is also a Lender) for the purposes of any hypothec granted by any Credit Party pursuant to article 2692 of the Civil Code of Quebec to secure debentures or similar instruments issued for the benefit of the Lenders pursuant to the Security.
18.4 Action by the Agents
     The duties of each Agent are limited to those specifically conferred upon it in the Credit Documents. Except as otherwise provided, the Administrative Agent or the Collateral Agent is not required to exercise any discretion or to take any action under the Credit Documents, unless it has been so required by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). In no event, will an Agent be required to exercise any right or power, if in its judgment, doing so would contravene any Credit Document or applicable law or where the Agent concerned determines that the indemnity provided in Section 18.6 may not be available or adequate.
18.5 Enforcement Measures
     Any legal proceedings and enforcement measures on behalf of the Lenders will be taken by the applicable Agent; at such Agent’s request, all Lenders must join it in such proceedings or enforcement measures.
18.6 Indemnification
     Each Lender will indemnify any Agent (and their directors, officers, employees and agents), proportionately to its respective Commitment, from and against all losses suffered or liabilities or expenses incurred by such Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the wilful misconduct or gross negligence of the applicable Agent (or their directors, officers, employees or agents).
18.7 Reliance on Reports
     The Administrative Agent will be entitled to make any determination of the Borrowing Base based on the most recent reports or certificates furnished by Cascades in relation to such matter.

18.8 Liability of the Agents
     The Administrative Agent or the Collateral Agent (as applicable) will only be liable to the Lenders for willful misconduct or gross negligence, and will have no liability as a consequence of a failure of any Person to fulfil its obligations or any action authorized by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). Each Agent will be entitled to assume that there exists no Default, unless it has been notified in writing of the existence of a Default.
18.9 Liability of Lenders
     Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition of the Borrowers and any other Credit Party, and for the assessment of the risks arising from the Facility. No Lender may rely on any Agent in this regard nor will any Agent be responsible for ensuring the validity or enforceability of any Credit Document.
18.10 Rights of an Agent as Lender
     In its capacity as Lender, each Agent has the same rights as the other Lenders and may exercise such rights independently of its role as Agent; unless the context otherwise requires, the expression “Lender” also refers to the Lender which is the Administrative Agent or Collateral Agent.
18.11 Sharing of Information
(a)	The Lenders may share with each other any information held by them regarding the financial condition, business or property of any Credit Party or relating to matters contemplated in the Credit Documents or the Hedging Agreements. The Lenders may provide such information on a confidential and need-to-know basis to their Affiliates, any assignee or prospective assignee of Commitments, any participant in the Facility and any counterparty or prospective counterparty to any Hedging Agreement.

(b)	Any Agent may disclose to any agency or organization that assigns standard identification numbers to credit facilities such basic information describing the Facility as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, but after consultation with Cascades, any Agent may provide to Loan Pricing Corporation or other recognized publishers of information for circulation in the loan market information of the type customarily provided by financial institutions to Loan Pricing Corporation.

18.12 Competition
     Subject to the other provisions of this Agreement, any Agent, and each of the Lenders may enter into other transactions with any Credit Party and they are not required to notify each other of such transactions.
18.13 Successor Agent
     Any Agent may resign by giving notice thereof to the Borrowers and to the Lenders. Any Agent may also be replaced by the Majority Lenders following its failure to perform its obligations under this Agreement. The resignation or replacement of an Agent will be effective upon the appointment by the Majority Lenders of a successor Agent from among the Lenders. Promptly after being so appointed, any successor Agent must give notice thereof to the Borrowers and the Lenders. From the effective date of its appointment, any successor Agent will be vested with all the rights, powers and duties of the Administrative Agent or Collateral Agent (as applicable) under the Credit Documents.
Article 19 — Decisions, Waivers and Amendments
19.1 Amendments and Waivers by the Majority Lenders
     Subject to Section 19.2, the provisions of the Credit Documents may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Administrative Agent or the Collateral Agent (as applicable), with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Credit Party.
19.2 Amendments and Waivers by Unanimous Approval
     Except as otherwise expressly provided in this Agreement, an amendment, waiver or consent that relates to any of the following matters must be made or given by an instrument signed by the Administrative Agent (or the Collateral Agent in the case of paragraph (d) below), with the prior consent of all Lenders, and in the case of an amendment, also signed by the relevant Credit Party:
(a)	any increase in the amount of the Facility (other than pursuant to Section 2.13) or the extension of the maturity date of the Facility (other than pursuant to Section 2.14);

(b)	any postponement of the due date, any subordination or any reduction of any amount payable hereunder;

(c)	the reduction of any interest rate, discount rate or fee (including an amendment to Schedule “A” which would have the same economic effect);

(d)	the release or subordination of any portion of the Security; and

(e)	the definition of the “Majority Lenders” and the provisions of Section 9.1, Sections 16.1(a), 16.1(f) and 16.1(g), Article 17, Article 18, Article 19 and Section 20.3.
19.3 Amendments requiring the consent of the Affected Party
     No amendment affecting the rights and obligations of an Agent, an Issuing Lender or a Swingline Lender may be made without the consent of such Agent, such Issuing Lender or such Swingline Lender (as applicable). No increase in the amount of the Commitment of any Lender, may be made without the consent of such Lender.
19.4 Dissenting and Defaulting Lenders
(a)	Where an amendment or waiver referred to in Section 19.2 has been approved by the Majority Lenders, but not by all the Lenders, the Administrative Agent will notify Cascades and each Lender of such fact and will identify the Lenders approving of such amendment or waiver and the Lenders disapproving of such amendment or waiver (each a “dissenting Lender”).

(b)	Where a Lender has failed to fund its share of any Borrowing requested hereunder (each, a “defaulting Lender”), the Administrative Agent will notify Cascades and each Lender of that fact.

(c)	Where a Lender claims the benefit of Sections 3.5(a) or 4.2 or claims amounts under Sections 8.5 or 20.10(b) such Lender (the “affected Lender”) will notify Cascades of that fact.

(d)	At any time following the date of a notification under Section 19.4(a), (b) or (c), Cascades will be entitled to require that each such dissenting Lender, defaulting Lender or affected Lender, as applicable, assign its rights under the Facility to another Lender (or a Person who would be a permitted assignee under Section 20.4) who has agreed to assume the Commitment of such dissenting Lender, defaulting Lender or affected Lender, and to consent as the case may be to the amendment or waiver, provided that no such assignment and assumption will be effective unless the consideration payable to such dissenting Lender, defaulting Lender or affected Lender, for the assignment includes all amounts owed to such dissenting Lender, defaulting Lender or affected Lender, in respect of the Facility and is paid to the latter by the assignee (together with breakage costs if any); Section 20.4 will apply (adapted accordingly) to the said assignment and assumption.

(e)	Notwithstanding Section 19.4(d), Cascades will not be entitled to require the replacement of a dissenting Lender after the expiry of a 45-day time period following the date of the notification under Section 19.4(a) relating to such dissenting Lender.

(f)	Notwithstanding any other provision of this Agreement, for so long as a defaulting Lender remains in default, it will not be entitled to vote on any issue (other than its right to approve any increase in the amount of its Commitment) and the entirety of its Commitment will be disregarded in the calculation of any Majority Lenders or unanimous Lenders decisions.
Article 20 — Miscellaneous
20.1 Books and Accounts
     The Administrative Agent will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrowers.
20.2 Determination
     In the absence of manifest error, any determination made by the Administrative Agent of the amounts payable hereunder will be conclusive and binding upon the Lenders and the Borrowers.
20.3 Prohibition on Assignment by Borrowers
     No Borrower may assign its rights under this Agreement.
20.4 Assignments and Participations
(a)	A Lender (the “assignor”) may assign, in whole or in part, its Commitment under the Facility, including outstanding Borrowings owing to it, to any Person who makes purchases or otherwise invests in commercial loans in the ordinary course of its business (the “assignee”). The assignment must be substantially in the form of Schedule “E”. The assignor must pay to the Administrative Agent, for its own account, an assignment fee of $5,000. When the assignment becomes effective, the assignee will become a Lender and will benefit from the rights and be liable for the obligations of the assignor, proportionally to the assigned Commitment, and, to the same extent, the assignor will be released from its obligations. The assignor and the assignee will be liable for all expenses incurred by the Administrative Agent in connection with such assignment.

(b)	No partial assignment of a Commitment may be made (i) if the residual amount of the Commitment of the assignor or if the total Commitment of the assignee is less than $10,000,000 or (ii) if the assigned portion is not allocated among Tranches A, B and C in the same proportion as the Commitment of the assignor.

(c)	Concurrently with any assignment in favour of an assignee who is not, at the time of the assignment, party to this Agreement, the Borrowers and the Designated

Subsidiaries (if so required by the Collateral Agent) must acknowledge that the assignee is entitled to the benefit of the Security.

(d)	Each assignment by a Lender is subject to the prior consent of the Agents, of any Issuing Lender and of any Swingline Lender, and, if made at a time when no Default is continuing, to the prior consent of the Borrowers (which consents will not be unreasonably withheld). However, no such consent will be required if the assignee is another Lender.

(e)	Sections 20.4(a) to 20.4(d) do not apply to (i) a participation that a Lender may grant to another financial institution or to an assignment by way of security to a Federal Reserve Bank provided that no such participation or assignment will release any Lender of its obligations under the Credit Documents or confer upon any participant any right against any Agent, and (ii) an assignment made after Default to effect any adjustment required to be made pursuant to Section 17.4.

(f)	No assignment or participation made at the time when no Default is continuing may increase for any Borrower the costs of the Borrowings pursuant to Section 8.5.
20.5 Designated Lenders
(a)	With the written consent of the Administrative Agent (which will not be unreasonably withheld), a Lender (the “designating Lender”) may designate one of its Affiliates or another Lender or an Affiliate thereof (the “designated Lender”) for the purposes of making available its Commitment in respect of Tranche B or Tranche C. Upon its acceptance of the designation and as long as such designation has not been terminated, the designated Lender (if not already a Lender) will be deemed to be a Lender for all purposes of the Credit Documents, with a Commitment (or an additional Commitment if it is already a Lender) corresponding to the portion of the applicable Tranche to be made available to it and with the designating Lender’s Commitment under the Facility being reduced accordingly. No such designation will reduce the obligations of the designating Lender under any Tranche in which it remains a Lender, including as a result of an increase in its Commitment due to a reallocation made pursuant to Section 2.2.

(b)	A designating Lender may not make an assignment of its Commitment under the Facility without terminating the designation prior to making the assignment. For greater certainty, the assignee may also avail itself of the provisions of Section 20.5(a). A designated Lender may not make an assignment in respect of the Tranche which is the subject of the designation. Any termination of a designation will result in the outstanding Borrowings owing to the designated Lender in respect of the Tranche which was the subject of the designation being automatically assigned to its designating Lender (notwithstanding anything to the contrary in Section 20.4 but subject to Section 20.4(f)), with the designating

Lender being obligated to pay to the designated Lender the price of the assignment in accordance with their agreement relating to the designation.

(c)	Each of Canadian Imperial Bank of Commerce, Caisse centrale Desjardins, Wells Fargo Capital Finance Corporation Canada, BNP Paribas (Canada) and The Toronto-Dominion Bank designates as its designated Lender its Affiliate specified below its name on the signature pages of this Agreement for the purposes of making available its Commitment in respect of Tranche B or Tranche C (as applicable). Each such designated Lender hereby accepts the designation made by its designating Lender.

(d)	Sections 20.4(c) and 20.4(f) will apply to any designation of a designated Lender made after the date of this Agreement, as if the designation were an assignment and the designated Lender were an assignee.
20.6 Notes
     At the request of a Lender, any Borrower will execute in favour of such Lender a note evidencing its indebtedness to such Lender under this Agreement.
20.7 No Waiver
     The omission by any Agent or any Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by any Agent or any Lender to notify any Credit Party of the occurrence of a Default will not be deemed to be a waiver of the right of such Agent or of such Lender to avail itself of such Default.
20.8 Irrevocability of Notices of Borrowings
     No Borrower may cancel a notice of Borrowing, conversion, renewal, reduction or prepayment. The Borrower concerned must indemnify the Lenders in respect of any loss resulting from its failure to act in accordance with such notice.
20.9 Set-off
     If an Event of Default occurs and is continuing, any Agent and any Lender are authorized to set off and to apply any and all deposits held for any Credit Party against any amount due and payable by any Credit Party under the Credit Documents.
20.10 Indemnification
(a)	The Borrowers must pay on demand the amount of all reasonable costs and expenses (including legal and other professional fees) incurred by any Agent in connection with the implementation of the Facility and the preparation, negotiation, execution, syndication and administration of the Credit Documents, as well as the reasonable costs and expenses incurred by any Agent or the Lenders in connection with the enforcement of, or the preservation of any rights under, any Credit Document.

(b)	If any law, regulation, administrative decision or guideline or decision of a Court (i) increases the cost of the Facility for any Lender or (ii) reduces the income receivable by any Lender from the Facility (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but in no event by reason of taxes on the overall net income of a Lender), such Lender may send to the Borrower concerned a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such additional cost or reduction of income and the Borrower concerned must pay forthwith said amount to such Lender.

(c)	The Borrowers must pay on demand the amount of any breakage cost and other loss suffered by a Lender as a result of the conversion or repayment of a Borrowing before the maturity date of its period, irrespective of the cause of such conversion or repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such cost or other loss and the method by which same was calculated will be binding and conclusive.

(d)	The Borrowers must indemnify the Administrative Agent, the Collateral Agent, the Lenders, their Affiliates and their respective officers, directors, employees and agents (each, an “indemnitee”) and hold them harmless from and against all losses, liabilities, claims, damages or expenses (including costs to defend any claim) suffered or incurred by or made against any of them in any manner whatsoever arising from or related to the Credit Documents or the transactions contemplated thereby (including the use of the proceeds from any Borrowing or as a result of any Default or non-compliance by any Credit Party with any Environmental Laws or of any claim under Environmental Laws in connection with the operations of, or any property owned or operated by, any Credit Party). The foregoing indemnity will not however apply as to any indemnitee to losses, liabilities, claims, damages or expenses resulting from the gross negligence or wilful misconduct of such indemnitee or from a breach in bad faith by such indemnitee of its obligations under a Credit Document.
20.11 Mitigation of costs
     Each Lender will use its best efforts to avoid any additional cost or reduction of income for which a Borrower is required to indemnify such Lender pursuant to Section 20.10(b). However, nothing herein will require any Lender to take any action which would cause such Lender to incur any expense which would not materially reduce any amount to be received pursuant to Section 20.10(b) or which the Lender determines in its sole judgment to be inadvisable for regulatory, competitive or internal management reasons. The Borrowers will reimburse any Lender for any expense incurred by such Lender in taking any action pursuant to this Section 20.11.
20.12 Corrections of Errors
     The Administrative Agent is authorized to correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this Agreement, provided that such corrections do not modify the meaning or the interpretation of this Agreement and provided that copies of the corrected texts are remitted to each party.
20.13 Communications
     Any Agent is entitled to rely in its dealings with any Borrower upon any instruction or notice which such Agent believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.
20.14 Counterparts
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic mail will be effective as delivery of a manually executed counterpart of this Agreement.
20.15 Waiver of Jury Trial
     EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.
Article 21 — Notices
21.1 Sending of Notices
     Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 16) by electronic mail, addressed to the recipient at its address specified in Schedule “F” hereof or at such other address as may be notified by such party to the others pursuant to this Article.

21.2 Receipt of Notices
     Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

     IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

Cascades Inc. Per: (s) Robert F. Hall Per: (s) Allan Hogg

Cascades USA Inc. Per: (s) Robert F. Hall Per: (s) Allan Hogg

Cascades Europe SAS Per: (s) Robert F. Hall

National Bank of Canada, as Administrative Agent Per: (s) Dominic Albanese Per: (s) Roch Ledoux

The Bank of Nova Scotia, as Collateral Agent Per: (s) David Angel Per: (s) David Loewen (the names and signatures of the Lenders are on the next page)

[Signature page — Cascades Credit Agreement]

Commitment Amounts			Lenders

Tranche A: Tranche B: Tranche C:	$ $ $	73,333,334 13,333,333 13,333,333	National Bank of Canada per : (s) Roch Ledoux
Total:		$100,000,000	per: (s) Dominic Albanese
Percentage:		13.33%
			National Bank of Canada, New York Branch (in respect of Tranche B) per : (s) Vincent Lima per: (s) Monique Baillargeau

Tranche A: Tranche B: Tranche C:	$ $ $	73,333,334 13,333,333 13,333,333	The Bank of Nova Scotia per : (s) David Angel
Total:		$100,000,000	per: (s) David Loewen
Percentage:		13.33%

Tranche A: Tranche B: Tranche C:	$ $ $	55,000,000 10,000,000 10,000,000	Canadian Imperial Bank of Commerce per : (s) Peter Rawlins
Total :		$75,000,000	per: (s) Scott Black
Percentage:		10.00%
			CIBC Inc., as designated Lender pursuant to Section 20.5 with respect to Tranche B per : (s) Dominic J. Soresso per: (s) Eoin Roche
[Signature page — Cascades Credit Agreement]

Commitment Amounts			Lenders

Tranche A: Tranche B:	$ $	55,000,000 10,000,000	Caisse centrale Desjardins
Tranche C:		$10,000,000	per : (s) Francine Champoux
Total :		$75,000,000
			per: (s) Marie-Hélène Lacroix
Percentage:		10.00%

			Caisse centrale Desjardins US Branch, as designated Lender pursuant to Section 20.5 with respect to Tranche B
			per: (s) Michel Brouillet

Tranche A:		$55,000,000	Wells Fargo Capital Finance Corporation Canada
Tranche B: Tranche C:	$ $	10,000,000 10,000,000
			per : (s) Raymond Eghobamien
Total :		$75,000,000
Percentage:		10.00%	Wells Fargo Bank, N.A., as designated Lender pursuant to Section 20.5 with respect to Tranche B and Tranche C
			per : (s) Thomas J. Vigna
[Signature page — Cascades Credit Agreement]

Commitment Amounts			Lenders

Tranche A: Tranche B: Tranche C:	$ $ $	36,666,666 6,666,667 6,666,667	BNP Paribas (Canada) per : (s) Edouard Sinor
Total:		$50,000,000	per: (s) Jean Rolin
Percentage:		6.67%	BNP Paribas, New York Branch, as designated Lender pursuant to Section 20.5 with respect to Tranche B
			per : (s) Benjamin Sileo
			per: (s) Melissa Balley
			BNP Paribas, as designated Lender pursuant to Section 20.5 with respect to Tranche C
			per : (s) Claude Delaire
			per: (s) Lucien Charmois

Tranche A: Tranche B:	$ $	36,666,666 6,666,667	Caisse de dépôt et placement du Québec
Tranche C:		$6,666,667	per : (s) Jean-Pierre Jetté
Total:		$50,000,000	per: (s) James B. McMullan
Percentage:		6.67%

Tranche A:		$36,666,666	Bank of America, N. A., Canada Branch
Tranche B:		$6,666,667
Tranche C:		$6,666,667
			per : (s) Clara McGibbon
Total:		$50,000,000
Percentage:		6.67%	per : (s) Michael J. Balok
[Signature page — Cascades Credit Agreement]

Commitment Amounts			Lenders

Tranche A: Tranche B: Tranche C: Total:	$ $ $ $	25,666,666 4,666,667 4,666,667 35,000,000	The Toronto-Dominion Bank per : (s) Yves Bergeron per: (s) Serge Cloutier
Percentage:		4.67%	Toronto Dominion (Texas) LLC, as designated Lender pursuant to Section 20.5 with respect to Tranche B
			per : (s) Debbi L. Brito
			The Toronto-Dominion Bank, London Office, (in respect of Tranche C)
			per : (s) Debbi L. Brito

Tranche A: Tranche B: Tranche C:	$ $ $	25,666,666 4,666,667 4,666,667	Royal Bank of Canada per : (s) Pierre Bouffard
Total:		$35,000,000
Percentage:		4.67%	Royal Bank of Canada, (in respect of Tranche B)
			per: (s) Dustin Craven

Tranche A: Tranche B: Tranche C:	$ $ $	25,666,666 4,666,667 4,666,667	Comerica Bank, Canada Branch per : (s) Omar Almed
Total:	$35,000,000
Percentage:		4.67%	Comerica Bank, (in respect of Tranche B and Tranche C)
			per : (s) James Lentner
[Signature page — Cascades Credit Agreement]

Commitment Amounts			Lenders

Tranche A: Tranche B: Tranche C:	$ $ $	25,666,666 4,666,667 4,666,667	Bank of Montreal per : (s) Bruno Jarry
Total:		$35,000,000
Percentage:		4.67%
			Bank of Montreal, Chicago Branch (in respect of Tranche B)
			per : (s) Joseph W. Linder

Tranche A: Tranche B: Tranche C:	$ $ $	25,666,666 4,666,667 4,666,667	Rabobank Nederland, Canadian Branch per : (s) Andrew Chewpa
Total:	$35,000,000
Percentage:		4.67%	per: (s) Raj Joshi
[Signature page — Cascades Credit Agreement]

SCHEDULE “A”
APPLICABLE MARGINS OR RATES

Acceptance Fee / Libor
Rating	Prime, US Base	European Rate/L/C Fee	Stand-By Fee
BBB/Baa2 or Higher	87.5 bps	187.5 bps	42.1875 bps
BBB-/Baa3	112.5 bps	212.5 bps	47.8125 bps
BB+/Bal	150 bps	250 bps	56.25 bps
BB/Ba2	200 bps	300 bps	67.50 bps
BB-/Ba3 or Lower	250 bps	350 bps	78.75 bps
DETERMINATION OF APPLICABLE MARGIN OR RATE
1.	The rates of the margins applicable to Prime Rate, US Base Rate, European Rate and Libor and the rates of the Acceptance Fees, stand-by fees and Letter of Credit fees under the Facility (the “Rates”) will be determined as set forth in this Schedule.

2.	During any day that Cascades has a senior secured long-term debt rating from S&P or Moody’s without third-party credit enhancement (a “Rating”), the applicable Rates will be those which correspond to the Rating in effect at the close of business on such day, as specified in the above grids. If, on any day, Cascades has a Rating from both of S&P and Moody’s but the two Ratings are not at the same level, then (i) the higher Rating will apply if the Ratings are not more than one level apart, and (ii) the Rating which is at mid-point will apply if the Ratings are more than one level apart; if there is no mid-point level, the higher of the two intermediate Ratings will apply.

3.	If, on any day, Cascades has no Rating, then the applicable Rates will be those which correspond to the Rating that would be one level higher than the S&P or Moody’s rating in effect on such day for the senior unsecured long-term debt rating of Cascades; if on any day, Cascades has received different senior unsecured long-term debt ratings from both S&P and Moody’s, then the applicable Rates will be determined using the same formula as in paragraph 2 for differentials in Ratings. If there exists any day that Cascades does not have any Rating or senior unsecured long-term debt rating from S&P and Moody’s, the applicable Rates for such day will be those which correspond to a Rating of lower than BB-/Ba3.

4.	Interest, Letter of Credit fees and stand-by fees will be calculated, for any day, using the applicable Rate in effect on the relevant day. Acceptance fees will be calculated using the Rate in effect on the date such fees are payable. Any change of Rate (including as a result of this agreement becoming effective) will give rise to adjustments to Acceptance fees previously calculated if the period of calculation extended beyond the date of the modification. The adjustments will apply to the number of days remaining to accrue from the date of the modification. The adjustments will be calculated by the Administrative Agent and be payable by the Borrower concerned three Business Days after demand from the Administrative Agent.

5.	The Applicable Rate will be 66 2/3% of the rate otherwise applicable (as specified in the column governing Letter of Credit fees) for fees payable in respect of Letters of Credit securing the performance by the Credit Parties of contracts (including bids) for the supply of goods or services by the Credit Parties to their customers.

6.	This Schedule does not apply to the Letter of Credit fee applicable to a documentary Letter of Credit. As provided in Section 6.2 of the Credit Agreement, the fee payable in respect of any documentary Letter of Credit will be based on the rate then offered by the applicable Issuing Lender to its customers for similar documentary letters of credit.

SCHEDULE “B”
LIST OF DESIGNATED SUBSIDIARIES

Name	Jurisdiction	Shareholder
7251637 Canada Inc.	Canada	Cascades Canada Inc.
7678169 Canada Inc.	Canada	Cascades Canada Inc.
Cascades Canada Inc.	Canada	Cascades Inc.
Cascades Enviropac HPM LLC	Delaware	Cascades Holding US Inc.
Cascades SPG Sales Inc.	Delaware	Cascades USA Inc.
Cascades GIE Inc.	Canada	Cascades Canada Inc.
Cascades Holding US Inc.	Delaware	Cascades USA Inc.
Cascades Moulded Pulp, Inc.	North Carolina	Cascades USA Inc.
Cascades Paperboard International Inc.	Canada	Cascades Inc.
Cascades Plastics Inc.	Delaware	Cascades USA Inc.
Cascades Tenderco Inc.	Canada	Cascades Inc.
Cascades Tissue LLC	Delaware	Cascades Holding US Inc.
Cascades Transport Inc.	Canada	Cascades Inc.
Cascades Fine Papers Group Inc.	Canada	Cascades Inc.
Kingsey Falls Investments Inc.	Canada	Cascades Inc.
Cascades Tissue Group — IFC Disposables Inc.	Tennessee	Cascades Holding US Inc.
Cascades Tissue Group — New York Inc.	Delaware	Cascades Holding US Inc.
Cascades Boxboard U.S., Inc.	Delaware	Cascades USA Inc.
Cascades Boxboard Group — Connecticut LLC	Delaware	Cascades Holding US Inc.
Conference Cup Ltd.	Ontario	Garven Incorporated
Dopaco Canada, Inc.	Canada	Cascades USA Inc.
Dopaco, Inc.	Pennsylvania	Cascades USA Inc.
Dopaco Limited Partnership	Delaware	General Partner: Dopaco Pacific LLC Limited Partner: Dopaco, Inc.
Dopaco Pacific LLC	Delaware	Dopaco, Inc. Cascades USA Inc.
Garven Incorporated	Ontario	Dopaco Canada, Inc.

Name	Jurisdiction	Shareholder
Cascades Tissue Group — Arizona Inc.	Delaware	Cascades Holding US Inc.
Cascades Tissue Group- Sales Inc.	Delaware	Cascades Holding US Inc.
Cascades Tissue Group — Tennessee Inc.	Delaware	Cascades Holding US Inc.
Cascades Energy Initiative Inc.	Delaware	Cascades USA Inc.
Norampac Inc.	Canada	Cascades Inc.
Norampac Export Sales Corp.	Nevada	Norampac Holding US Inc.
Norampac New England Inc.	Massachusetts	Norampac Holding US Inc.
Norampac New York City Inc.	New York	Norampac Holding US Inc.
Norampac Finance US Inc.	Delaware	Norampac Holding US Inc.
Norampac Industries Inc.	New York	Norampac Finance US Inc.
Norampac Holding US Inc.	Delaware	Cascades Canada Inc.
Norampac Schenectady Inc.	New York	Norampac Holding US Inc.

SCHEDULE “C”
NOTICE OF BORROWING
[CONVERSION OR RENEWAL]
[ Date ]
National Bank of Canada
Loan Administration
5650 Iberville Street
Suite 603
Transit No. 0897-1
Montreal, Quebec H2G 2B3
Attention: Manager
RE: Credit Agreement dated as of February 10, 2011
Sirs:
     Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, the undersigned and the Lenders mentioned therein.
     We confirm our request for a Borrowing [or for a conversion or renewal] to be made on [date], the details of which are as follows:
     •    Applicable Tranche:
     •    Form of Borrowing: [Prime Rate, Acceptances, US Base Rate Loan, Libor Loan in US Dollars or Libor Loan in Euros]
     •   Amount:
     •   Date of Borrowing: [or of conversion or renewal]
     •   Period:
     On the date hereof, we certify that the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.
[Name of the Borrower concerned]
Per:
Note: This form (adapted accordingly) may also be used for a notice of repayment.

SCHEDULE “D”
COMPLIANCE CERTIFICATE
[ Date ]
National Bank of Canada
Credit Capital Markets, Corporate
and Investment Banking Group
1155 Metcalfe Street
Fifth Floor
Montreal, Quebec H3B 4S9
Attention: Director
RE: Credit Agreement dated as of February 10, 2011
     Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Cascades Inc. (“Cascades”) and the Lenders mentioned therein. I am the Chief Financial Officer of Cascades and I hereby certify in such capacity that, to the best of my knowledge, but after reasonable enquiry, the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.
     I also certify that, on the last day of the last fiscal quarter of Cascades:
1.	the Funded Debt to Capitalization Ratio of Cascades calculated in accordance with the Credit Agreement, was • to 1.00;

2.	the Interest Coverage Ratio of Cascades, calculated in accordance with the Credit Agreement, was • to 1.00.

3.	The amount of the Net Tangible Assets of Cascades, calculated in accordance with the Credit Agreement, was $•.

4.	During such fiscal quarter, there was no disposition of property or assets with a value of more than $50,000,000 (other than inventory sold in the ordinary course of business) [except for the dispositions described in the attached annex, which also contains the details of the consideration received and the use of proceeds].

5.	The aggregate amount of the Borrowings outstanding under the Credit Agreement did not exceed the maximum amount permitted under the Cascades Indenture.
     The details of all calculations supporting the above statements are set forth in the attached annex which also contains a list of all Subsidiaries of Cascades which have become Designated Subsidiaries after the date of the Credit Agreement.

SCHEDULE “E”
BORROWING BASE REPORT
[ Date ]
National Bank of Canada
Credit Capital Markets, Corporate
and Investment Banking Group
1155 Metcalfe Street
Fifth Floor
Montreal, Quebec H3B 4S9
Attention: Director
RE: Credit Agreement dated as of February 10, 2011
     Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Cascades Inc. (“Cascades”) and the Lenders mentioned therein. I am the Chief Financial Officer of Cascades and I hereby certify in such capacity that:
1.	As at [date], the Borrowing Base (expressed in Dollars) amounted to $• . The calculation has been made in accordance with the requirements of the Credit Agreement and the details of such calculation are set forth in the annex attached hereto.

2.	The Borrowing Base has been calculated on the basis of qualifying inventory located in Canada and [•] and qualifying accounts receivable due per customers located in Canada, the United States [and •]. For purposes of such calculation, the location of an account receivable is the billing address of the relevant customer.

3.	The attached annex also contains a breakdown by Credit Party and by country of the inventory and accounts receivable included in the Borrowing Base. The breakdown also specifies the accounts receivable included in the Borrowing Base which are insured under a credit insurance policy which qualifies for Borrowing Base purposes.

4.	The inventory of the Credit Parties included in the Borrowing Base is still located in the jurisdictions specified for such Credit Parties in the Corporate Structure Chart [except for the following].
     [If any Securitization or Factoring Program is outstanding, the annex must also contain information permitting the Lenders to identify the classes of accounts receivable which are subject to such program and to distinguish such accounts receivable from those included in the Borrowing Base.]

SCHEDULE “F”
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT entered into in _______________, on this ______ day of ____________, between _________________________ (the “Assignor”) and _________________________ (the “Assignee”).
     WHEREAS an amended and restated credit agreement has been entered into as of February 10, 2011 among Cascades Inc., Cascades USA Inc. and Cascades Europe SAS, as Borrowers, National Bank of Canada as Administrative Agent, The Bank of Nova Scotia, as Collateral Agent, and the Lenders (as amended and supplemented from time to time, the “Credit Agreement”);
     WHEREAS the Assignor is a Lender under the Credit Agreement;
     WHEREAS, as provided in the Credit Agreement, the Assignor has Commitments in respect of the Facility, with $________________ being allocated to Tranche A, with $_______________ being allocated to Tranche B, and with $______________ being allocated to Tranche C;
     WHEREAS a Lender may assign, in whole or in part, its Commitments with respect to the Facility to any other financial institution pursuant to Section 20.4 of the Credit Agreement;
     WHEREAS the Assignor proposes to assign to the Assignee all of its rights under the Credit Agreement in respect of a portion of the Assignor’s Commitments, such assigned portion to be in the amount of $_____________ in respect of Tranche A, in the amount of $______________ in respect of Tranche B, and in the amount of $_____________ in respect of Tranche C (the “Assigned Amounts”), together with a corresponding portion of the Borrowings owed to the Assignor, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor;
NOW, THEREFORE, the parties hereto agree as follows:
1.	Definitions

Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

2.	Assignment

The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor (the “Assigned Rights”) under the Credit Agreement to the extent of the Assigned Amounts. This assignment will not result in a novation of the portion of the Borrowings owed to the Assignor which is hereby assigned to the Assignee.

3.	Assumption

The Assignee hereby accepts such assignment and assumes all of the obligations of the Assignor (the “Assigned Obligations”) under the Credit Agreement to the extent of the Assigned Amounts, including, for greater certainty, the corresponding portion of the obligations of the Assignor under the Facility.

4.	Effective Date

This Agreement will come into effect on _________________ (the “Effective Date”).

5.	Rights and Obligations of the Parties

Upon the execution and delivery of this Agreement by the Assignor and the Assignee and the consent hereto by [the Borrowers] and the Agents, any Issuing Lender and any Swingline Lender:
i)	the Assignee will, as of the Effective Date, have the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with Commitments in respect of the Facility in an amount equal to the Assigned Amounts, with $____________ being allocated to Tranche A, with $____________ being allocated to Tranche B, and with $___________ being allocated to Tranche C;

ii)	the Commitment of the Assignor in respect of the Facility will, as of the Effective Date, be reduced by like amounts and the Assignor will be released from its obligations under the Credit Agreement to the extent of the Assigned Obligations which are assumed by the Assignee; and

iii)	the Assignee will, as of the Effective Date, be bound by and entitled to the full benefit of the Credit Agreement and of the other Credit Documents (including the Security Documents) to the extent of the Assigned Rights and Assigned Obligations as if it were an original party thereto.
6.	Payments

From the Effective Date, the Administrative Agent will make all payments in respect of the Assigned Rights to the Assignee, whether such amounts have accrued prior to or after the Effective Date. The Assignor and the Assignee will make directly between themselves their own arrangements relating to the payment by the Assignee to the Assignor of the price of assignment or to the payment of adjustments (if any) on account of interest and fees accrued prior to or after the Effective Date.

7.	Non-Reliance on Assignor

The Assignor makes no representation in connection with, and will have no responsibility with respect to the solvency or financial condition or statements of any Credit Party or of any other Person, or the validity and enforceability of the Credit Documents. The

Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the financial condition of any Credit Party or of any other Person.

8.	Representations

The Assignee represents and warrants to the Borrowers that this assignment will not increase for the Borrowers the costs of the Borrowings pursuant to Section 8.5 of the Credit Agreement. The Assignee and the Assignor represent and warrant to one another, and also to the Borrowers, the Agents and the other Lenders that they have the capacity, right and power to execute this Agreement and to perform the obligations resulting therefrom, [that they are Affiliates] and that they have taken all necessary action to authorize the execution of this Agreement. The Assignor represents and warrants to the Assignee that the Assignor has not granted any Lien on and has not assigned the Assigned Rights to any other Person.

9.	Warranty

Subject to Section 8, this assignment is made without any warranty, express or implied, from the Assignor.

10.	Existing Lender

The rights and obligations of the Assignee resulting form this Agreement are in addition to, and not in substitution for, the rights and obligations that the Assignee may otherwise have as Lender under the Credit Agreement.

11.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in the place and on the date mentioned on the first page hereof.

[ASSIGNOR], as Lender	[ASSIGNEE]

By:		By:

	Title:		Title:

The Agents, Swingline Lenders and Issuing Lenders, and the Borrowers consent to this Agreement. Each of the Borrowers and the Designated Subsidiaries acknowledges and agrees that the Security granted by it in favour of any Agent and the Lenders will also benefit the Assignee.

[Names of the Borrowers]
By:
Title:

NATIONAL BANK OF CANADA, acting as Administrative Agent
By:
Title:

THE BANK OF NOVA SCOTIA, acting as Collateral Agent
By:
Title:

[Names of the Designated Subsidiaries]
By:
Title:

SCHEDULE “G”
ADDRESSES FOR NOTICE PURPOSES

National Bank of Canada, as Administrative Agent For purposes of all notices of utilization, conversion, renewals or repayment and the delivery of the financial information pursuant to Article 15:	National Bank of Canada, as Lender c/o National Bank Financial 1155 Metcalfe Street Montreal, Quebec, H3B 4S9 Attention: Director Fax: (514) 390-7840
Loan Administration Customer Service Center 5650 d’Iberville Street, Suite 603 Montreal, Quebec H2G 2B3 Attention: Manager, Syndication Fax: (514) 271-5294 e-mail: syndication@fds.bnc.ca

For all other purposes:

Loan Structuring and Syndication, Corporate and Investment Banking Group 1155 Metcalfe Street Bank Finance, 5th Floor Montreal, Quebec, H3B 4S9

Attention: Director Fax: (514) 390-7850

The Bank of Nova Scotia, as Collateral Agent and Lender c/o Scotia Capital 1002 Sherbrooke Street West, 9th Floor Montreal, Quebec, H3A 3L6 Attention: Director Fax: (514) 499-5504	Canadian Imperial Bank of Commerce, as Lender c/o CIBC World Markets Credit Capital Markets BCE Place, 8th Floor 161 Bay Street Toronto, Ontario, M5J 2S8 Attention: Director Fax: (416) 956-6680

Caisse centrale Desjardins, as Lender 1, Complexe Desjardins, Suite 2822 Montreal, Quebec, H5B 1B3	Wells Fargo Capital finance Corporation Canada, as Lender

Attention: Director Fax: (514) 281-7083
with a copy to :	• •

Caisse centrale Desjardins US Branch 1001 East Hallandale Beach Blvd., suite 200 Hallandale, Florida 33009-4429	Attention: • Fax: (•)•

Attention: Director Fax : (954) 457-7927

BNP Paribas (Canada), as Lender 1981 McGill College Ave, 4th Floor Montreal, Quebec, H3A 2W8 Attention: Director Fax: (514) 285-2906	Caisse de dépôt et placement du Québec, as Lender • • Attention: • Fax: (•)•

Bank of America, N.A., Canada Branch, as Lender • •	The Toronto-Dominion Bank, as Lender c/o TD Bank Financial Group 500 rue St-Jacques, 9th Floor Montreal, Quebec, H2Y 1S1

Attention: • Fax: (•)•	Attention: Director Fax: (514) 289-0788

Royal Bank of Canada, as Lender c/o • • •	Comerica Bank, Canada Branch, as Lender c/o Comerica Bank Comerica Tower 1 Detroit Center 500 Woodward Ave. Mail code: 3328 Detroit, Michigan, 48226 U.S.A.

Attention: • Fax: (•) •	Attention: Director Fax: (313) 222-3377

Bank of Montreal, as Lender c/o BMO Capital Markets Tour McGill College 1501 McGill College Avenue, Suite 3200 Montreal, Quebec, H3A 3M8	Rabobank Nederland, Canadian Branch, as Lender
• •

Attention: Director Fax: (514) 282-5920	Attention: • Fax: (•)•

All notices to the Borrowers collectively or to anyone of them may be addressed to:	Cascades Inc. 404 Marie-Victorin Street Kingsey Falls, Quebec J0A 1B0

Attention: Vice President and Chief Financial Officer (with a copy to the Vice President and Corporate Secretary

Fax: (819) 363-5127